UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MEI PHARMA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

October 27, 2022

To the Stockholders of MEI Pharma, Inc.:

You are cordially invited to attend the Annual Meeting of the Stockholders of MEI Pharma, Inc., a Delaware corporation. The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. Stockholders will be able to attend the annual meeting remotely, vote and submit questions during the annual meeting by visiting https://meetnow.global/MTGT7UU and entering their control number. The virtual meeting format allows attendance from any location in the world.

The annual meeting will be held at 9:00 a.m. (Pacific Time), on Tuesday, December 6, 2022, unless postponed or adjourned to a later date. I look forward to the opportunity to virtually meet with our stockholders.

At the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and the Proxy Statement and report on MEI Pharma’s business. You will also have an opportunity to ask questions.

On behalf of our employees and Board of Directors, I would like to express our appreciation for your continued interest in MEI Pharma, Inc.

Sincerely,

Christine A. White, M.D.

Chair of the Board

MEI Pharma, Inc.

This Proxy Statement is dated October 27, 2022, and is first being mailed or made available to stockholders of MEI Pharma, Inc. on or about October 27, 2022.

MEI PHARMA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 6, 2022

To the Stockholders of MEI Pharma, Inc.:

On behalf of the Board of Directors of MEI Pharma, Inc., a Delaware corporation (“MEI Pharma”), MEI Pharma is pleased to deliver the accompanying Proxy Statement in connection with the annual meeting of stockholders of MEI Pharma. This year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. MEI Pharma stockholders will be able to attend and participate in the annual meeting online, vote their shares electronically and submit questions prior to and during the annual meeting by visiting https://meetnow.global/MTGT7UU and entering their control number. The virtual meeting format allows attendance from any location in the world. You are cordially invited to attend the annual meeting, which will be held for the following purposes:

1. To elect one director to our Board of Directors, to serve until the expiration of his terms in fiscal year 2026 and until his successor is elected and qualified;

2. To approve the Amended and Restated MEI Pharma, Inc. 2008 Omnibus Equity Compensation Plan (the “2008 Equity Plan”) to increase the number of shares of common stock that may be subject to awards and to make certain other changes to the plan terms included in the plan document attached as Annex A;

3. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-10 and 1-for-20, at any time prior to June 30, 2023, with the exact ratio to be set within that range at the discretion of our Board of Directors, without further approval or authorization of the Company’s stockholders;

4. To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement;

5. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2023; and

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The proposals are described in more detail in this Proxy Statement, which MEI Pharma encourages you to read carefully and in its entirety before voting.

This year, we are again using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about October 27, 2022, we mailed stockholders of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials electronically.

The close of business on October 13, 2022 has been fixed as the record date for determining those holders of MEI Pharma common stock entitled to receive notice of and vote at the annual meeting. Accordingly, only record holders of MEI Pharma common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

All holders of MEI Pharma common stock are cordially invited to attend the annual meeting virtually via live webcast. You may revoke your proxy in the manner described in this Proxy Statement at any time before it is voted at the annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on December 6, 2022: MEI Pharma’s Proxy Statement, 2022 Annual Report and Form of Proxy Card are also available at https://www.edocumentview.com/MEIP.

Your vote is important regardless of the number of shares of common stock you own. Whether or not you expect to attend the annual meeting, please submit your proxy by Internet, telephone or mail following the instructions found on your Notice of Internet Availability of Proxy Materials or proxy card so that your shares of common stock may be represented and voted at the annual meeting.

By order of the Board of Directors,

Brian G. Drazba

Secretary and Chief Financial Officer

MEI Pharma, Inc.

October 27, 2022

MEI PHARMA PROXY STATEMENT TABLE OF CONTENTS

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MEI PHARMA, INC.

11455 El Camino Real, Suite 250

San Diego, CA 92130

THE ANNUAL MEETING OF MEI PHARMA STOCKHOLDERS

To Be Held via Live Webcast on December 6, 2022, at 9:00 a.m. (Pacific Time)

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting

To Be Held on December 6, 2022

This Proxy Statement and our annual report to security holders for the fiscal year ended June 30, 2022 are available at https://www.edocumentview.com/MEIP.

Information Concerning Solicitation and Voting

In this Proxy Statement, “MEI Pharma”, “the Company”, “we”, “us”, and “our” refer to MEI Pharma, Inc., unless the context otherwise provides.

General

We are furnishing this Proxy Statement to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on December 6, 2022 and at any adjournment or postponement thereof. Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are using the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access the proxy materials and vote your shares of common stock over the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Date, Time and Place and Voting Instructions

The Annual Meeting will be conducted completely virtually via live webcast. Stockholders will be able to attend the annual meeting remotely, vote and submit questions prior to and during the annual meeting by visiting https://meetnow.global/MTGT7UU and entering their control number. The virtual meeting format allows attendance from any location in the world.

Stockholders are entitled to participate in the Annual Meeting only if they were stockholders of the Company as of the close of business on the Record Date, or if they hold a valid proxy for the Annual Meeting. Stockholders will be able to attend the Annual Meeting online and submit questions prior to and during the meeting by visiting https://meetnow.global/MTGT7UU. Stockholders also will be able to vote their shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, stockholders will need to review the information included on their Notice, on their proxy card or on the instructions that accompanied the proxy materials.

If a stockholder holds shares through an intermediary, such as a bank or broker, they must register in advance using the instructions below.

The online meeting will begin promptly at 9:00 a.m., Pacific Time. We encourage stockholders to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this Proxy Statement.

Registered stockholders (i.e., whose shares are held through our transfer agent, Computershare), do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card.

If shares are held through an intermediary, such as a bank or broker, stockholders must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast, stockholders must submit proof of their proxy power (legal proxy) reflecting their MEI Pharma holdings along with their name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on December 1, 2022. Stockholders will receive a confirmation of their registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email:	Forward the email from your broker, or attach an image of your legal proxy to legalproxy@computershare.com

By mail:	Computershare
MEI Pharma Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Purposes of the MEI Pharma Annual Meeting

The purposes of the Annual Meeting are:

(1) To elect one director to the Board of Directors, each to serve until the annual meeting of stockholders in fiscal year 2026 and until his successor is elected and qualified or until his earlier resignation or removal;

(2) To approve the Amended and Restated MEI Pharma, Inc. 2008 Omnibus Equity Compensation Plan (the “2008 Equity Plan”) to increase the number of shares of common stock that may be subject to awards and to make certain other changes to the plan terms included in the plan document attached as Annex A;

(3) To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-10 and 1-for-20, at any time prior to June 30, 2023, with the exact ratio to be set within that range at the discretion of our Board of Directors, without further approval or authorization of the Company’s stockholders;

(4) To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement;

(5) To ratify the appointment of BDO USA, LLP as MEI Pharma’s independent registered public accounting firm for the fiscal year ending June 30, 2023; and

(6) To conduct such other business as may properly come before the Annual Meeting or any adjournment, postponement or continuation thereof.

Record Date; Shares of Common Stock Outstanding and Entitled to Vote

We have fixed the close of business on October 13, 2022 as the record date for determination of the holders of our common stock entitled to notice of and to attend and vote at the Annual Meeting or any adjournment or postponement thereof. There were approximately 555 holders of record of our common stock at the close of business on the record date. At the close of business on the record date, 133,260,865 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder thereof to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. See the section titled, “Security Ownership of Certain Beneficial Owners and Management of MEI Pharma” in this Proxy Statement for information regarding persons known to our management to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Voting and Revocation of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of MEI Pharma for use at the Annual Meeting.

If you are a stockholder of record of MEI Pharma as of the record date referred to above, you may vote via the Internet during the Annual Meeting or, prior to the Annual Meeting, via the Internet by following the instructions provided in the Notice, via telephone by calling the toll-free number found on the proxy card or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Prior to the meeting:

• To vote on the Internet, go to the website indicated on the Notice to complete an electronic proxy card. You will be asked to provide MEI Pharma’s number and a control number from the enclosed proxy card.

• To vote over the telephone, dial the toll-free number on your proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. You will be asked to provide MEI Pharma’s number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (Pacific Time) on December 6, 2022 to be counted.

• To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that proxy card regarding how to instruct your broker to vote your MEI Pharma shares. If you do not give instructions to your broker, your broker can vote your MEI Pharma shares with respect to “discretionary” items but not with respect to “non-discretionary” items. The proposals relating to the election of directors (Proposal No. 1), the approval of the Amended and Restated 2008 Equity Plan to increase the number of shares of common stock that may be subject to awards and make certain changes to the plan terms included in the plan document attached as Annex A (Proposal No. 2); and the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal No. 4) are non-discretionary items. On non-discretionary items, for which you do not give your broker instructions, your broker will not vote your shares on such proposals and, accordingly, the shares will be treated as broker non-votes.

All properly executed proxies that are not revoked will be voted at the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with the instructions contained in the proxy. If a holder of our common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 electing the one nominee to our Board of Directors; “FOR” Proposal No. 2 to approve the Amended and Restated 2008 Equity Plan to increase the number of shares of common stock that may be subject to awards and make certain changes to the plan terms included in the plan document attached as Annex A; “FOR” Proposal No. 3 to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-10 and 1-for-20, at any time prior to June 30, 2023, with the exact ratio to be set within that range at the discretion of our Board of Directors, without further approval or authorization of the Company’s stockholders; "FOR" Proposal No. 4 to approve, on an advisory basis, the compensation paid to MEI Pharma’s named executive officers; and “FOR” Proposal No. 5 ratifying the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023.

Our stockholders of record may change their votes at any time before their proxy is voted at the Annual Meeting in one of three ways. First, a stockholder of record can send a written notice to the Secretary of MEI Pharma stating that the stockholder would like to revoke its proxy. Second, a stockholder of record can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record can attend the Annual Meeting and vote via the Internet. Attendance alone will not revoke a proxy. If a stockholder of record has instructed a broker to vote its shares of common stock, the stockholder must follow directions received from its broker to change those instructions.

Quorum and Vote of MEI Pharma Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the shares of the common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is not present at the Annual Meeting, we expect that the meeting would be adjourned or postponed to solicit additional proxies. Abstentions and broker non-votes will be counted towards a quorum.

For Proposal No. 1, the affirmative vote of a plurality of the votes cast is required to elect a director when a quorum is present. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) will have no effect on the election of directors.

For Proposals No. 2, 4 and 5, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to these proposals will be deemed present, but will not be voted. Accordingly, an abstention will have the effect of a vote “against” the proposal. Broker non-votes on a proposal will have no effect on determining whether stockholders have approved the proposal.

For Proposal No. 3, the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal, assuming a quorum is present, will be required for approval of the proposal. An abstention with respect to this proposal is treated as shares present in person or by proxy and entitled to vote, but will not be voted. Accordingly, an abstention will have the effect of a vote “against” the proposal. Broker non-votes on this proposal will have the effect of a vote “against” the proposal.

At the record date for the Annual Meeting, the directors and executive officers of MEI Pharma owned less than 1% of the outstanding shares of MEI Pharma common stock entitled to vote at the Annual Meeting.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from our stockholders by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of solicitation materials to the beneficial owners of our common stock. We will pay the cost of soliciting proxies, including reimbursing applicable brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

The Board of Directors has nominated Dr. Thomas C. Reynolds to serve as a director for a term expiring at the annual meeting of stockholders to be held in fiscal 2026 and until his successor has been elected and qualified. Ms. Cheryl L. Cohen and Dr. Christine A. White will not stand for re-election at the Annual Meeting, and, accordingly, will cease to serve as directors following the Annual Meeting. The Board of Directors has determined that Ms. Cheryl L. Cohen and Dr. Christine A. White will not be replaced and the size of the Board will be reduced to seven (7) directors. The nominee has consented to be named herein and to serve if elected. We do not know of anything that would preclude the nominee from serving if elected. If the nominee became unable to stand for election as a director at the Annual Meeting as a result of an event not anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of the nominee is set forth below. The Board of Directors has determined that Dr. Thomas C. Reynolds is an independent director within the meaning of the listing standards of the Nasdaq Capital Market.

Our amended and restated certificate of incorporation and amended and restated by-laws provide that the authorized number of directors shall be determined by a resolution of the Board of Directors, but shall be between two and nine. The number of directors currently authorized by the Board of Directors is nine, however, following the Annual Meeting the number of directors authorized by the Board of Directors will be lowered to seven. Under our amended and restated certificate of incorporation and amended and restated bylaws, our Board of Directors is divided into three classes, with the classes serving three-year staggered terms. Each class contains, as near as possible, one-third of the whole number of directors, with members of each class holding office for a three-year term. There are currently three directors whose terms expire at the annual meeting to be held in fiscal 2024, three directors whose terms expire at the annual meeting to be held in fiscal 2025 and three directors whose terms expire at the Annual Meeting.

Dr. Thomas C. Reynolds is a member of the class of directors whose terms expire at the Annual Meeting. Ms. Cheryl L. Cohen and Dr. Christine A. White will not stand for re-election at the Annual Meeting, and, accordingly, will cease to serve as directors following the Annual Meeting. The Board of Directors has determined that Ms. Cheryl L. Cohen and Dr. Christine A. White will not be replaced and the size of the Board will be reduced to seven (7) directors.

Business Experience of Nominees

Thomas C. Reynolds, M.D., Ph.D., age 63, Director

Dr. Reynolds has been a director of MEI Pharma since February 2013. He is President of Two Paddles Consulting LLC since December 2013, providing consulting services to biotechnology and pharmaceutical companies. Dr. Reynolds served as an independent director of Trillium Therapeutics Inc. (Nasdaq: TRIL; TSX: TR), an immuno-oncology company, until April 2021. Previously he served as Chief Medical Officer of Seattle Genetics from March 2007 until his retirement in February 2013. While at Seattle Genetics, Dr. Reynolds was responsible for building and leading an integrated clinical development, regulatory and medical affairs organization, highlighted by the development and approval of ADCETRIS®. From 2002 to 2007, Dr. Reynolds served at ZymoGenetics (acquired by Bristol-Myers Squibb in 2010), most recently as Vice President, Medical Affairs, where he oversaw the clinical development and regulatory filing of RECOTHROM®. Previously, he was Vice President, Clinical Affairs at Targeted Genetics, and before that was at Somatix Therapy (acquired by Cell Genesys in 1997). Dr. Reynolds received his M.D. and Ph.D. in Biophysics from Stanford University and a B.A. in Chemistry from Dartmouth College.

VOTE REQUIRED

Assuming a quorum is met, a nominee for director must receive a plurality of the votes cast by holders of the shares of common stock represented in person or by proxy at the Annual Meeting to be elected as a director. Votes may be cast in favor or withheld. Votes that are withheld and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of the director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THOMAS C. REYNOLDS, M.D., Ph.D., AS A DIRECTOR OF MEI PHARMA, INC.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Set forth below are the names, ages as of October 27, 2022, and certain biographical information regarding our directors who are not being considered for re-election at the Annual Meeting.

Name	Age	Positions Held	Expiration of Term
Daniel P. Gold, Ph.D.	68	Director	Fiscal 2024 Annual Meeting of Stockholders
Tamar D. Howson	74	Director	Fiscal 2024 Annual Meeting of Stockholders
Sujay R. Kango	59	Director	Fiscal 2024 Annual Meeting of Stockholders
Charles V. Baltic III	61	Director	Fiscal 2025 Annual Meeting of Stockholders
Nicholas R. Glover, Ph.D.	53	Director	Fiscal 2025 Annual Meeting of Stockholders
Frederick W. Driscoll	71	Director	Fiscal 2025 Annual Meeting of Stockholders

Daniel P. Gold, Ph.D., age 68, President, Chief Executive Officer and Director

Dr. Gold was appointed President, Chief Executive Officer and a director in April 2010. He joined the Company with approximately 25 years of drug discovery and development experience, most recently as President and Chief Executive Officer of Prospect Therapeutics, a mid-stage oncology company. Prior to his tenure at Prospect, Dr. Gold was founder and Chief Scientific Officer of Favrille, where he was an integral member of a team that advanced the company’s lead oncology candidate through a pivotal Phase III clinical trial. He currently serves on the Board of Trustees of the Hope Funds for Cancer Research. Dr. Gold’s academic qualifications include Postdoctoral Fellowships at the Dana-Farber Cancer Institute, at the Harvard School of Medicine and the Massachusetts Institute of Technology, Center for Cancer Research. He holds a Ph.D. in Pathology/Immunology from Tufts University, Boston and a bachelor’s degree in Biology from the University of California, Los Angeles.

Tamar D. Howson, age 74, Director

Ms. Howson has been a director of MEI Pharma since July 2019. She is a highly experienced business development executive and consultant with more than 30 years of service in the pharmaceutical and biotechnology industries. Ms. Howson currently serves on the board of directors of Immunic Pharma and Cue Pharma. Between 2009 to 2019 she served on the boards of various other life sciences companies including Actavis plc, Aradigm Corporation, ContraVir Pharmaceuticals, Inc., Cynapsus Therapeutics Inc., Enzymotec PLC, Idenix Pharmaceuticals Inc., Organovo Holdings Inc, OXiGENE, Inc., and Scientus Pharma, a private company. From 2009 to 2011, Ms. Howson served as a member of the transaction advisory firm JSB-Partners, providing business development support to life sciences companies. From 2007 to 2008, Ms. Howson served as Executive Vice President, Corporate Business Development at Lexicon Pharmaceuticals, a public biotech company. Prior to joining Lexicon, Ms. Howson served as Senior Vice President, Corporate and Business Development at Bristol-Myers Squibb and SmithKline Beecham plc. Ms. Howson holds an M.B.A. from Columbia University, a M.S. from City University of New York, and a B.S. in Chemical Engineering from the Technion, Israel.

Sujay R. Kango, age 59, Director

Mr. Kango has been a director of MEI Pharma since November 2021. Mr. Kango is an experienced executive with more than 25 years of experience in the pharmaceutical and biotechnology industries. Mr. Kango currently serves as the President and CEO of Tmunity Therapeutics and is a board member of Infinity Pharmaceuticals. He has held senior management positions where he has been instrumental in transforming earlier stage biotechnology companies into fully integrated global biotechnology organizations. Mr. Kango has built commercial infrastructures and teams, while leading multiple global product launches. Mr. Kango joined Acceleron Pharma in 2018, where he most recently served as the executive vice president and chief commercial officer and was responsible for establishing the company’s global presence, including its launch of Reblozyl in North America. Mr. Kango played a critical role in Acceleron's $11.5 billion acquisition. In addition, Mr. Kango has led multiple global product launches across several therapeutic areas including oncology-hematology, rare diseases, immunology, and virology. Previously Mr. Kango was vice president of global commercial development for oncology at AbbVie, prior to which he served as the executive vice president and chief commercial officer at Infinity Pharmaceuticals. Mr. Kango also served as vice president, global marketing, and sales operations at Onyx Pharmaceuticals, an Amgen subsidiary. Prior to Onyx, he held several leadership positions including vice president sales and marketing-oncology at Merck & Co., global commercial leader-Procrit®/Eprex® at Ortho-Biotech, and various sales and marketing positions at Schering-Plough. Mr. Kango earned a B.S. in Microbiology and an M.B.A. from McNeese State University.

Charles V. Baltic III, age 61, Director

Mr. Baltic has served as a director of MEI Pharma since October 2011 and as Chair of the Nominating and Governance Committee since 2012. He also serves as a director and Chairman of the Board of AssayQuant Technologies, Inc., a private company focused on kinase-based assay drug development technology licensed from the Massachusetts Institute of Technology. Mr. Baltic was previously affiliated with Needham & Company, LLC as Managing Director and Co-Head of Healthcare Banking from 2009 until 2019 and as Senior Advisor from 2019 to 2022. Mr. Baltic served as acting CEO of Amyndas Pharmaceuticals, a private development-stage biotechnology company focused on immunology and innate immunity complement therapeutics based on technology licensed from the University of Pennsylvania from March 2021 to October 2021. Mr. Baltic served as Executive Vice President and COO of SIDIS Corp. from 2019 to 2021, overseeing the sale of the Propel Labs flow cytometry business to Thermo Fisher Scientific in February 2021. Mr. Baltic was a Managing Director and head of the biotechnology practice at CRT Capital Group from 2006 to 2008. From 2001 to 2006, he served as a Managing Director in Healthcare Investment Banking at Wachovia Securities. Prior to Wachovia, he was with Healthcare Investment Banking at Cowen and Company for six years. Prior to beginning his investment banking career in 1996, Mr. Baltic practiced corporate and securities law with the firm Dewey Ballantine, representing numerous healthcare and securities clients. Mr. Baltic previously served as a director of SIDIS Corp. from 2015 to 2019. Mr. Baltic served as a director of the trade association Life Science Washington from 2013 to 2018. He served as a director of MedVantage Inc., a private health informatics company acquired by IMS Health (now IQVIA Holdings) in 2011. Mr. Baltic served on the U.S. Securities and Exchange Commission’s Advisory Committee on Small and Emerging Growth Companies from 2013 to 2015. He served as a founding Trustee of Hope Funds for Cancer Research from 2007 to 2017. Mr. Baltic earned B.A. (honors) and J.D. degrees from Georgetown University and a M.B.A. degree in finance from the Wharton School of the University of Pennsylvania.

Nicholas R. Glover, Ph.D., age 53, Director

Dr. Glover has been a director of MEI Pharma since June 2013. He is currently a consultant to the biotech industry. Previously, he served as President and Chief Executive Officer of Sierra Oncology (Nasdaq: SRRA), a drug development company focused on advancing targeted therapeutics for the treatment of patients with cancer, from July 2014 through May 2020. Prior to joining Sierra, he served as President and Chief Executive Officer of YM Biosciences, an oncology drug development company, from November 2010 until its acquisition by Gilead Sciences in February 2013. Previously, Dr. Glover was President and Chief Executive Officer of Viventia Biotech, a biopharmaceutical company involved in the discovery and development of monoclonal antibody-based technologies for the treatment of cancer, which he joined after serving as an investment manager for MDS Capital, a life sciences venture capital firm. Dr. Glover holds a B.Sc. (Hons) in Chemistry from the University of East Anglia, U.K., a M.Sc. in Chemistry from the University of British Columbia, Canada, and a Ph.D. in Chemistry from Simon Fraser University, Canada.

Frederick W. Driscoll, age 71, Director

Mr. Driscoll has been a director of MEI Pharma since February 2018. He currently serves on the board of directors of Cue Biopharma and Cellectar Biosciences, Inc. He served as the chief financial officer of Flexion Therapeutics, Inc. from 2013 to 2017 and rejoined in June 2021 as chief financial officer until the company was sold in October 2021. Prior to joining Flexion, he was the chief financial officer at Novavax, Inc. from 2009 to 2013. From 2008 to 2009, Mr. Driscoll served as the chief executive officer at Genelabs Technologies, Inc. and from 2007 to 2008 he served as the company’s chief financial officer. He was also the chief executive officer of OXiGENE, Inc. from 2000 to 2006. Mr. Driscoll also served as the chairman of the board and audit committee chair at OXiGENE and as a member of the audit committee for Cynapsus Therapeutics, Inc. Mr. Driscoll earned a bachelor’s degree in Accounting and Finance from Bentley University.

Information about the Board of Directors and its Committees

The Board of Directors has responsibility for the overall corporate governance of MEI Pharma. During the fiscal year ended June 30, 2022, a majority of the members of the Board of Directors were, and as of the date of this Proxy Statement are, independent within the meaning of the Nasdaq Stock Market (“Nasdaq”) rules.

The Board has established an Audit Committee to oversee the Company’s financial matters, a Compensation Committee to oversee the Company’s compensation policies, plans and programs and a Nominating and Governance Committee to assist the Board of Directors in nominating board members to be elected by the stockholders at the Annual Meeting, to fill vacancies and newly created directorships, and to evaluate and monitor all matters with respect to governance of the Company and oversee compliance by the Company with its legal and regulatory obligations.

Schedule of Committee Members (as of June 30, 2022)

Board Member	Audit Committee	Compensation Committee	Nominating & Governance Committee

Charles V. Baltic, III

Cheryl L. Cohen

Frederick W. Driscoll

Nicholas R. Glover

Tamar D. Howson

Sujay R. Kango
Thomas C. Reynolds

Christine A. White

= Committee Member

= Committee Chair

= Financial Expert

Audit Committee

The Audit Committee of the Board of Directors has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee’s responsibilities include:

• overseeing financial and accounting activities;

• selecting and recommending the annual appointment of independent auditors;

• reviewing and approving the scope of audit and non-audit assignments and related fees;

• assessing annually the Company’s major financial risks and exposures;

• evaluating the independence and performance of the independent auditors:

• reviewing the accounting principles used in financial reporting;

• reviewing and assessing our financial reporting activities and disclosures included in our periodic reports and the accounting standards and principles followed;

• reviewing the adequacy and effectiveness of our internal control over financial reporting; and

• reviewing and approving related party transactions.

Mr. Driscoll has served as Chairman of the Audit Committee since August 29, 2019. The other members of the Audit Committee are Mr. Baltic, Ms. Cohen and Dr. Glover. Mr. Driscoll has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC.

The Board of Directors has determined that each of the Audit Committee members is independent, as defined by applicable Nasdaq and SEC rules. The Company has adopted an Audit Committee Charter, which is posted on its website at www.meipharma.com. The Audit Committee met seven times during the fiscal year ended June 30, 2022.

Compensation Committee

The Compensation Committee acts on behalf of the Board to fulfill the Board’s responsibilities to:

• oversee, review, modify and approve our compensation strategy and policies;

• assess the independence of compensation consultants and legal advisors prior to engagement;

• exercise sole power to retain compensation consultants and advisors and to determine the scope of the associated engagements;

• review and approve annual corporate performance goals;

• evaluate the chief executive officer’s and executive officers’ performance;

• review and determine the compensation to be paid to our executive officers, including the allocation of equity related grants;

• recommend the compensation and terms of appointment of non-executive directors to the Board of Directors for review and approval;

• ensure the Company meets the reporting requirements promulgated by the SEC regarding compensation and disclosure of compensation and compensation related practices;

• assess potential compensation related risks; and

• evaluate and ensure compliance with “Say-on-Pay” requirements.

The Compensation Committee also consults with and considers the recommendations of the chief executive officer with respect to the appropriate level and mix of the various compensation components, focused primarily on the particular goals of applicable executives and employees in a particular year. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.meipharma.com. Dr. Glover has served as the Chairman of the Compensation Committee since December 16, 2021. The other members of the Compensation Committee are Ms. Howson, Mr. Kango (beginning on December 16, 2021) and Dr. Reynolds. Dr. Kevan Clemens, a former member of our Board of Directors served as the Chairman of the Compensation Committee until his retirement from the Board of Directors in November 2021. The Board of Directors has determined that each member of the Compensation Committee is independent as defined by applicable Nasdaq rules. The Compensation Committee met three times during the fiscal year ended June 30, 2022.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board of Directors in:

• identifying qualified individuals who possess the desired experience and skills to serve on the Board;

• proposing chairpersons and members on committees to the Board;

• considering all qualified director candidates identified by the Nominating and Governance Committee, or by stockholders, in the event any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election;

• overseeing the Board evaluation process and evaluating the size and composition of the Board; and

• evaluating any stockholder proposal and whether to recommend to the Board of Directors and whether the Company shall support or oppose the proposal.

Mr. Baltic has served as Chairman of the Nominating and Governance Committee since September 2012. The other members of the Nominating and Governance Committee are Ms. Howson, Mr. Kango (beginning on June 22, 2022), Dr. Reynolds and Dr. White. Following the Annual Meeting, it is expected that Dr. Reynolds will be appointed as Chairman of the Nominating and Governance Committee to replace Mr. Baltic in connection with his appointment as Chair of the Board of Directors. Mr. Baltic will remain as a member of the Nominating and Governance Committee. MEI Pharma’s Nominating and Governance Committee Charter is posted on its website at www.meipharma.com. The Board of Directors has determined that each of the Nominating and Governance Committee members is independent, as defined by applicable Nasdaq and SEC rules. The Nominating and Governance Committee met four times during the fiscal year ended June 30, 2022.

Stockholders who would like to propose an independent director candidate for consideration for nomination by the Board of Directors at next year’s annual meeting of stockholders may do so by submitting the candidate’s name, resume and biographical information to the attention of Brian G. Drazba, Secretary, MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California 92130. All stockholder nominations received by the Secretary, which comply with the advance notice provisions of the Company’s Amended and Restated Bylaws, will be presented to the Nominating and Governance Committee for the same consideration as individuals identified by the Nominating and Governance Committee through other means.

The Nominating and Governance Committee reviews the prospective candidate’s biographical information and assesses each candidate’s independence, diversity, skills and expertise based on a variety of factors, including the following criteria:

• whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

• whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making; and

• whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors requires the exercise of judgment by members of the Nominating and Governance Committee when the Committee makes recommendations to the Board of Directors, and cannot be measured in a quantitative way. In addition, the Nominating and Governance Committee considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Nominating and Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates. The Nominating and Governance Committee and the Board of Directors generally value the broad business experience and independent business judgment in the health care, life sciences and other fields of each member. Specifically, Dr. White is qualified for the Board based on her business and medical experience in the healthcare field, including oncology research. Mr. Baltic is qualified for the Board based on his business experience in the health care investment banking industry. Ms. Cohen is qualified for the Board based on her business and pharmaceutical industry experience in the areas of commercialization, strategic marketing, business development and drug development in oncology. Mr. Driscoll is qualified for the Board based on his business experience in the pharmaceutical industry in the area of finance and his status as an “audit committee financial expert”. Dr. Glover is qualified for the Board based on his business experience and his drug development experience in the oncology field. Ms. Howson is qualified for the Board based on her business experience in the pharmaceutical industry in the area of business development. Mr. Kango is qualified for the Board based on his business and pharmaceutical industry experience in the areas of commercialization, strategic marketing, business development and drug development in oncology. Dr. Reynolds is qualified for the Board based on his medical experience and experience in clinical development and regulatory and medical affairs. Dr. Gold is qualified for the Board based on his experience as the Company’s chief executive officer and other experience in clinical development and the pharmaceutical industry.

In addition, the Nominating and Governance Committee oversees compliance by the Company with its legal and regulatory obligations and periodically reviews:

• the Company’s Code of Business Conduct and Ethics;

• the Company’s Insider Trading Policy;

• the Company’s Corporate Disclosure Policy;

• the Company’s amended and restated certificate of incorporation;

• the Company’s amended and restated bylaws; and

• the independent status of directors.

Director Independence

The Board of Directors has determined the independence of each director in accordance with the elements of independence set forth in the Nasdaq listing standards. Based upon information solicited from each director, the Board of Directors has determined that each of Dr. White, Mr. Baltic, Ms. Cohen, Mr. Driscoll, Dr. Glover, Ms. Howson, Mr. Kango and Dr. Reynolds has no material relationship with MEI Pharma and is “independent” within the meaning of Nasdaq’s director independence standards as currently in effect. In making the foregoing determinations, the Board of Directors has considered both the objective tests set forth in the Nasdaq independence standards and subjective measures with respect to each director necessary to determine that no relationships exist that would interfere with the exercise of independent judgment by each such director in carrying out responsibilities of a director. Dr. Gold, as President and Chief Executive Officer, is not considered independent in accordance with Nasdaq’s requirements.

Board Leadership Structure

Previously, the Board of Directors created the position of Lead Director to carry out the duties of the Chair until the Nominating and Governance Committee identified, and the Board appointed, a director to the Chair position. In December 2015, the Board of Directors eliminated the Lead Director position and elected Dr. White to the position of Chair of the Board. Dr. White previously held the position of Lead Director since March 2013. Dr. White is not standing for re-election and her term as Chair will expire following the Annual Meeting. Mr. Baltic will become our Chair as of the Annual Meeting.

The Board of Directors does not have a policy addressing whether the same person should serve as both the Chief Executive Officer and Chair of the Board or if the roles should be separate. Our Board believes that it should have the flexibility to make its determination based upon what it considers to be the appropriate leadership structure for the Company at the time. The Board believes that its current leadership structure, with Dr. Gold serving as President and Chief Executive Officer and Dr. White serving as Chair of the Board is appropriate for the Company at this time.

Board Role in Risk Oversight

Risk is an integral part of the Board and Committee deliberations throughout the year. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives financial risk assessment reports from management. Risks related to the compensation programs are reviewed by the Compensation Committee. The Nominating and Governance Committee exercises oversight of governance risks, including succession planning and legal compliance. The Board is advised by these committees of significant risks and management’s response through periodic updates.

Board Diversity Matrix as of August 31, 2022

Board Diversity Matrix (As of August 31, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Anti-Hedging and Pledging Policies

Under our Insider Trading Policy, all directors, officers, employees and consultants of the Company are subject to restrictions on hedging of securities of the Company. These restrictions apply to securities of the Company owned by such persons, regardless of whether such securities were granted by the Company to such persons as compensatory awards. Our Insider Trading Policy prohibits such persons from engaging in short sales of securities of the Company or in transactions in publicly traded options with respect to securities of the Company. In addition, our Insider Trading Policy permits, but discourages, such persons from holding securities of the Company in a margin account or pledging securities of the Company as collateral for a loan and from entering standing orders with respect to securities of the Company.

Stockholder Communications with the Board of Directors

The Company’s stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of MEI Pharma, Inc., Attention: Secretary, 11455 El Camino Real, Suite 250, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website.

Appointment of Directors

The Company’s amended and restated certificate of incorporation and amended and restated by-laws provide that the number of directors will be set by resolution of the board, but shall be between two and nine. The Company currently has nine directors.

Under the Company’s amended and restated certificate of incorporation and amended and restated by-laws, directors are to be elected at each annual meeting of stockholders for a term of three years unless the director is removed, retires or the office is vacated earlier. The board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year. This classified board provision could discourage a third party from making a tender offer for the Company’s shares or attempting to obtain control of MEI Pharma. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

A director may resign at any time. The resignation is effective upon receipt of notice. Any or all directors may be removed with or without cause by a resolution of stockholders entitled to vote to elect directors. Vacancies from resignation or removal or expansion of the size of the board may be filled by resolution of a majority of directors then in office or by a sole remaining director, and any director so appointed shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Attendance of Directors at Board Meetings and Stockholder Meetings

During the fiscal year ended June 30, 2022, the Board of Directors held a total of eleven meetings, and each director attended at least 75% of the total number of meetings of the Board of Directors and of the meetings of each committee of the Board of Directors on which such director served.

All directors are expected to attend the Company’s annual meetings of stockholders. All directors then in office attended the annual meeting of stockholders held in December 2021.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors and employees and the Company has posted the text of the policy on its website at www.meipharma.com.

Executive Officers

The Company’s executive officers are appointed by and serve at the discretion of the Board of Directors. Set forth below are the names and certain biographical information regarding MEI Pharma’s executive officers as of June 30, 2022.

Daniel P. Gold Ph.D., age 68, President and Chief Executive Officer

See “Directors” above for biographical information regarding Dr. Gold.

Brian G. Drazba, age 61, Chief Financial Officer and Secretary

Mr. Drazba has been Chief Financial Officer since April 2017. Mr. Drazba has more than 25 years of financial management experience in the healthcare industry. Previously, he served as Vice President of Finance and Chief Financial Officer of Heron Therapeutics, Inc., a commercial-stage biotechnology company, from October 2013 to March 2017. From 2009 to 2012, he was Vice President of Finance and Chief Accounting Officer for ISTA Pharmaceuticals, a commercial-stage pharmaceutical company. ISTA Pharmaceuticals was acquired by Bausch + Lomb in June 2012. From 1992 to 2009, Mr. Drazba held various positions of increasing responsibility within Insight Health Corp., most recently as Senior Vice President and Chief Accounting Officer. He began his career at Arthur Andersen & Co., a public accounting firm. Mr. Drazba is a licensed Certified Public Accountant (inactive) in California and earned a B.A. degree in Accounting from the University of San Diego.

David M. Urso, age 58, Chief Operating Officer & General Counsel

Mr. Urso has been Chief Operating Officer and General Counsel since July 2018. Prior to July 2018, Mr. Urso had been the Company’s Senior Vice President of Corporate Development and General Counsel since April 2014. Mr. Urso joined MEI Pharma with more than two decades of experience in the life science industry, most recently as Chief Operating Officer and General Counsel at Tioga Pharmaceuticals, a privately held drug development company he co-founded in 2005. Previously, he was a Principal at Forward Ventures, where he was responsible for identifying and developing life science venture capital investments. Prior to joining Forward Ventures in 2002, Mr. Urso was Director of Corporate Development and Legal Affairs at DNA Sciences, Inc. Previously, he worked as an attorney in the corporate securities and licensing groups at Wilson Sonsini Goodrich & Rosati LLP and Cooley Godward LLP, after beginning his career as a bench scientist at SmithKline Beecham and the University of Pennsylvania Medical School. Mr. Urso received a J.D. from Harvard Law School and a B.A. in Molecular Biology and Philosophy from Reed College.

Richard G. Ghalie, M.D., age 65, Chief Medical Officer

Dr. Ghalie has been Chief Medical Officer since April 2021. Prior to April 2021, Dr. Ghalie had been the Company’s Senior Vice President, clinical development since March 2016. He is a hematologist and oncologist with more than 25 years of drug development experience at public and private companies. Dr. Ghalie has held several executive positions in the pharmaceutical industry and has led medical teams that successfully filed NDAs and MAAs resulting in the approval of four new indications. Dr. Ghalie holds a medical degree from the French School of Medicine in Lebanon, a master’s degree from the University Paris XI and an MBA from the University of Washington in Seattle. He has authored or co-authored more than 125 manuscripts, book chapters and scientific publications.

APPROVAL OF AMENDED AND RESTATED

2008 STOCK OMNIBUS EQUITY COMPENSATION PLAN

(PROPOSAL NO. 2)

MEI Pharma’s Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, which we refer to as the “2008 Equity Plan,” was initially adopted in 2008 as the “MEI Pharma, Inc. 2008 Stock Omnibus Equity Compensation Plan.” The MEI Pharma Board of Directors believes having stock available for grant to be a significant contributing factor to the continued success of MEI Pharma, by enabling the Company to attract, motivate and retain directors, officers, employees and advisors who are expected to contribute to its success and achieve its corporate goals, which the Company believes will benefit its stockholders.

Effective upon the approval by our stockholders at the Annual Meeting, the MEI Pharma Board of Directors has amended and restated the 2008 Equity Plan (the “Amended Plan”), subject to the approval of our stockholders, to increase the number of shares of our common stock authorized for future grant under the Amended Plan by 8,000,000 shares, so that, together with the 692,015 shares that remain available for new awards as of July 31, 2022, (567,015 from the 2008 Equity Plan and 125,000 from the 2021 Inducement Plan), a total of 8,692,015 shares of our common stock will be available for new awards, subject to the share counting, share recycling and adjustment provisions set forth in the Amended Plan and described below. The proposed increase represents approximately 6.0% of the Company’s outstanding common stock as of July 31, 2022. All numbers with respect to shares that remain available for awards under the 2008 Equity Plan, shares that are subject to outstanding awards under the 2008 Equity Plan, and shares that will be reserved for issuance under the Amended Plan, as reflected in the Amended Plan and that are described in this Proxy Statement are pre-reverse stock split numbers and will be adjusted to take into account the reverse stock split.

As of the date stockholders approve this amendment and restatement, subject to adjustments described below, 8,000,000 shares will be available for new awards. In addition, shares that remained available for awards under the 2008 Equity Plan as of the effective date of the Amended Plan, plus any shares subject to outstanding grants that are forfeited, expire, or are settled in cash after the effective date of the Amended Plan, shall be available for issuance under this Amended Plan. The shares available under the Amended Plan will be reduced by one share for every one share that is subject to an option or Stock Appreciation Right ("SAR") and 1.25 shares for every one share that was subject to a stock unit, stock award or other stock-based award ("Full Value Award"), and to the extent any outstanding awards are forfeited, expire or are settled in cash, shares subject to those awards will be added back to the Amended Plan at the same ratios.

We are seeking stockholder approval of the Amended Plan (i) in order to meet the published listing requirements of the Nasdaq Capital Market, (ii) to confirm that the maximum grant date value of shares subject to awards granted to any non-employee director during any calendar year for services provided as a non-employee director, taken together with any cash fees paid or payable to such non-employee director for services performed as a non-employee director for such year, is $400,000 and (iii) in order for incentive stock options (“ISOs”) to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

The following table sets forth certain information about the 2008 Equity Plan as of July 31, 2022, and the potential overhang under the Amended Plan with 8,000,000 additional new shares:

Number of shares relating to stock options outstanding as of July 31, 2022	28,539,657
Weighted average remaining term of outstanding options	8.1 years
Weighted average exercise price of outstanding options	$2.14
Remaining number of authorized shares as of July 31, 2022 for future grants under the 2008 Equity Plan and the 2021 Inducement Plan	692,015
Number of new shares requested under the Amended Plan	8,000,000
Total number of authorized shares under the Amended Plan (1)	8,692,015
Total potential overhang under the Amended Plan (2)	37,231,672
Number of shares of common stock outstanding as of July 31, 2022	133,260,865
Fully-diluted shares of common stock (3)	170,492,537
Potential dilution of 8,000,000 new shares requested under the Amended Plan as a percentage of fully-diluted shares of common stock	4.69%

(1) The total number of authorized shares for future grants under the Amended Plan includes (i) 8,000,000 additional shares requested, plus (ii) 692,015 shares that remained available for grants under the 2008 Equity Plan and the 2021 Inducement Plan as of July 31, 2022. Any shares covered by outstanding awards under the 2008 Equity Plan that are forfeited, expired, or are settled in cash, after the effective date of the Amended Plan will be added to the maximum aggregate number of shares that may be issued under the Amended Plan.

(2) The total potential overhang under the under Amended Plan in the foregoing table consists of 28,539,657 shares subject to stock options and Full Value Awards outstanding as of July 31, 2022, plus 692,015 shares that remained available for grants under the 2008 Equity Plan and the 2021 Inducement Plan as of July 31, 2022, plus the number of new shares requested for approval by stockholders under the Amended Plan.

(3) The fully diluted shares of common stock in the foregoing table consists of the shares of common stock outstanding as of July 31, 2022, plus the total potential overhang under both the Amended Plan and the 2021 Inducement Plan.

The request for stockholders to approve an increase of 8,000,000 shares available for new awards under the Amended Plan is determined at a level expected to be sufficient for approximately one more year of expected new awards, assuming we continue to grant awards consistent with our current practices and historical usage, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amended Plan could last for a shorter or longer time. Furthermore, 99.0% of the current outstanding options are underwater, with a weighted average exercise price of $2.15, which provides little retentive value and does not create earnings or value dilution to shareholders until options are no longer underwater. The Board of Directors was assisted by its independent compensation consultant FW Cook in determining an appropriate increase of the number of authorized shares under the Amended Plan.

The table below sets forth the following information regarding the stock options and restricted stock units granted under the 2008 Equity Plan: (i) the burn rate for each of the last three fiscal years and (ii) the average burn rate over the last three fiscal years. The burn rate for a year has been calculated as follows:

(i) all stock options and restricted stock units granted in the applicable year, divided by

(ii) the weighted average number of shares of common stock outstanding for the applicable fiscal year.

Burn Rate

Element	2022	2021	2020
Stock options granted	7,124,734	6,201,300	3,733,333
Restricted stock units granted	—	422,650	—
Weighted average shares of commons stock outstanding for the fiscal year ended June 30	124,473,017	112,527,000	91,080,084
Burn rate	5.7%	5.5%	4.1%

The burn rate means that the Company used an annual average of 5.1% of the weighted average shares outstanding for awards granted over the past three fiscal years under the 2008 Equity Plan.

The Amended Plan is set forth in Annex A to this Proxy Statement, and the following description of the Amended Plan is only intended to be a summary of the key provisions of the Amended Plan. Such summary is qualified in its entirety by the actual text of the Amended Plan to which reference is made.

Description of the Amended Plan

Purpose

The purpose of the Amended Plan is to provide a means for us to attract, retain, motivate and reward present and prospective employees, non-employee directors and advisors by increasing their ownership interests in the Company.

Administration of the Amended Plan

The Amended Plan generally will be administered by the Compensation Committee of the Board of Directors, except that the Board of Directors will perform the Compensation Committee’s functions under the Amended Plan for purposes of grants of awards to non-employee members of the Board of Directors, and, to the extent permitted under applicable law and regulation, may perform any other function of the committee as well. The Compensation Committee (or Board of Directors, as applicable) has the authority, among other things, to: (i) select the directors, officers, employees and advisors entitled to be granted awards under the Amended Plan; (ii) determine the types and amounts of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or in conjunction with other awards; and (iii) determine the other terms and conditions of any award, including, without limitation, any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof and any forfeiture provisions or waivers thereof; provided that no stock option or SAR shall have a term longer than ten years from the date of grant.

The Compensation Committee’s authority with respect to awards to employees who are not directors or executive officers may be delegated to our officers or managers, including our Chief Executive Officer. This delegation may be revoked at any time.

As of October 27, 2022, 103 employees and eight non-employee directors are eligible to participate in the Amended Plan. However, because awards will be granted at the discretion of the Compensation Committee (or its delegate) or the Board, it is not possible to determine the benefits or amounts that will be received by any particular person in the future.

Types of Awards

MEI Pharma’s present and prospective directors, officers, employees, and advisors and those of its subsidiaries and affiliates are eligible for awards under the Amended Plan.

Under the Amended Plan, individual awards may take the form of:

• stock options, the exercise price of which may not be less than 100% of the fair market value of the shares covered by such grant on the date of grant, measured at the closing market price of the common stock on such date, and the exercise price may be paid in such manner as specified by the Compensation Committee, including in cash, by tendering shares already owned, through a broker-assisted cashless exercise, through “net exercise” or by such other method as the Compensation Committee shall approve;

• SARs, the base price of which may not be less than 100% of the fair market value of the shares covered by such grant on the date of grant, measured at the closing market price of the common stock on such date;

• restricted stock, consisting of shares of MEI Pharma common stock that may be subject to forfeiture based upon the failure to satisfy employment-related restrictions;

• stock units;

• deferred stock, representing the right to receive shares of MEI Pharma common stock in the future;

• bonus stock and awards in lieu of cash compensation; and

• other awards, not otherwise provided for, denominated or payable in, or the value of which is based in whole or in part upon the market or book value of, MEI Pharma stock, including Dividend Equivalents, as described below.

Dividend Equivalents. Dividend equivalents consist of a right to receive cash, other awards or other property equal in value to dividends paid with respect to a specified number of shares of MEI Pharma stock. Dividend equivalents may only be granted in connection with Full Value Awards. Dividends and dividend equivalents related to Full Value Awards will only vest and be paid if and to the extent that the related Full Value Awards vest and are paid.

Transferability of Awards

No grant under the Amended Plan and no shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution or with respect to grants other than ISOs, pursuant to a domestic relations order.

Notwithstanding the above, the Compensation Committee may provide, in a grant letter, that a grantee may transfer nonqualified options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Compensation Committee may determine; provided that the grantee receives no consideration for the transfer and the transferred option will continue to be subject to the same terms and conditions as were applicable to the option immediately before the transfer.

Cancelled, Forfeited and other Terminated Awards

If and to the extent any stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants (including grants made under the 2008 Equity Plan prior to the effective date of the Amended Plan) will become available again for purposes of the Amended Plan. Shares of common stock surrendered in payment of the exercise price of an option (including options granted under the 2008 Equity Plan prior to the effective date of the Amended Plan), or withheld for payment of taxes of any grant (including grants made under the 2008 Equity Plan prior to the effective date of the Amended Plan), shall not be available for re-issuance under the Amended Plan. Upon the exercise of an option through a net exercise procedure, or upon the exercise of a SAR (including options and SARs granted under the 2008 Equity Plan prior to the effective date of the Amended Plan), both for purposes of calculating the number of shares remaining available for issuance under the Amended Plan and the number of shares remaining available for exercise under such option or SAR, the number of such shares shall be reduced by the gross number of shares for which the option or SAR is exercised and without regard to any cash settlement of a SAR. Except as provided with respect to cash settlement of SARs, to the extent that any grants (including grants made under the 2008 Equity Plan prior to the effective date of the Amended Plan) are paid in cash and not in shares of common stock, any shares previously subject to such grants shall again be available for issuance or transfer under the Amended Plan and shall not count against the share limits for purposes of shares available under the Amended Plan. In addition, shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options (including options granted under the 2008 Equity Plan prior to the effective date of the Amended Plan) will not be added to the shares available for future grants under the Amended Plan.

Limits on Shares Authorized under the Amended Plan and Size of Awards

Overall Limit. As noted above, subject to adjustment as provided in Sections 3(b) and 12 of the Amended Plan, and described below, the maximum aggregate number of shares which may be issued pursuant to all grants made on or after the effective date of the Amended Plan is 8,000,000 shares. In addition, the shares that remained available for grants under the 2008 Equity Plan as of the effective date of the Amended Plan, plus any shares subject to outstanding grants that are forfeited, expire, or are settled in cash after the effective date of the Amended Plan, shall be available for issuance under the Amended Plan. A maximum of 10,000,000 shares may be subject to ISOs.

For each share that is subject to an option or SAR granted under the Amended Plan, the share limit referred above will be reduced by one share for every one share that was subject to an option or SAR and for each share that is subject to a Full Value Award granted under the Amended Plan, the limit is reduced by 1.25 shares for every one share that was subject to a Full Value Award. Any shares that again become available for grants under the Amended Plan as described in “Cancelled, Forfeited and other Terminated Awards” above, are added as (i) one share for every one share subject to options or SARs granted under the Amended Plan and the 2008 Equity Plan and one share for every one share subject to Full Value Awards granted under the 2008 Equity Plan, and (ii) as 1.25 shares for every one share subject to Full Value Awards granted under the Amended Plan and the 2008 Equity Plan.

Substitute awards (awards made or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Company subsidiary or with which the Company or any subsidiary combines) will not reduce the shares authorized for grant under the Amended Plan, nor will shares subject to a substitute award be added to the shares available for issuance or transfer under the Amended Plan. Additionally, in the event that a company acquired by the Company or any Company subsidiary or with which the Company or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for grants under the Amended Plan and will not reduce the shares authorized for grant (and shares subject to such grants will not be added to the shares available for grants); provided that grants using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees or directors prior to such acquisition or combination.

Limits per Participant. Notwithstanding any other provision of the Amended Plan to the contrary, subject to adjustments as set forth in Section 12 of the Amended Plan and described below, during any single calendar year, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all grants to any non-employee director plus the sum of all cash payments paid or payable to such director for such year may not exceed $400,000. No other participant will be granted awards with respect to more than 4,000,000 shares of common stock during any calendar year, subject to adjustments as set forth in Section 12 of the Amended Plan and described below. This limitation will be multiplied by two with respect to grants made to an employee during the first calendar year in which he or she commences employment or service with the Company and its subsidiaries.

Adjustments for Changes in Common Stock and Certain Other Events

In the event that the Compensation Committee determines that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange or issuance of shares or other securities, stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects our shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Amended Plan, then the Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of:

• the number and kind of shares of stock reserved and available for awards under the Amended Plan, including shares reserved for ISOs;

• the number and kind of shares of stock specified in the annual per-participant limitations under the Amended Plan;

• the number and kind of shares that may be issued in respect of outstanding awards; and

• the exercise price, grant price or purchase price relating to any award (or, if deemed appropriate, the Compensation Committee may make provision for a cash payment, including, without limitation, payment based upon the intrinsic (i.e., in-the-money) value, if any, with respect to any outstanding award).

In addition, the Compensation Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, awards (including, without limitation, cancellation of unexercised or outstanding awards, or substitution of awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events affecting us or our financial statements, or in response to changes in applicable law, regulation, or accounting principles.

Change of Control

The vesting of awards in connection with a change of control or other event will be determined by the terms of the individual award agreement.

In the event of a change in control, the Compensation Committee may take one or more of the following actions with respect to any or all outstanding grants: (i) require surrender of outstanding vested options and SARs in exchange for payment by the Company, in cash or shares, in an amount equal to the “spread” of each such award; (ii) provide for the cancellation of unvested grants for no consideration; (iii) provide for the cancellation of out-of-the-money grants for no consideration; (iv) after giving an opportunity to exercise outstanding options and SARs, terminate any or all unexercised awards; or (v) determine that outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change in control be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

Prohibition on Repricing

Notwithstanding anything in the Amended Plan to the contrary, and other than pursuant to Section 12 of the Amended Plan that addresses equitable adjustments, the Compensation Committee will not without the approval of the Company’s stockholders (a) lower the exercise price per share of an option (or grant price of a SAR) after it is granted, (b) cancel an option or SAR in exchange for an option or SAR with a lower exercise price, cash or another grant (other than in connection with a change in control), or (c) take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed.

Clawback and Recoupment

All awards under the Amended Plan are subject to the applicable provisions of the MEI Pharma clawback or recoupment policy, as such policy may be in effect from time to time and are subject to recoupment as may be required by applicable law, regulation or exchange listing requirements. The current MEI Pharma clawback policy may be found on page 6 of the Company’s Corporate Governance Guidelines under Nominating & Governance Committee Guidelines at https://investor.meipharma.com/corporate-governance.

Amendment, Waiver and Termination

The Amended Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without stockholder approval unless such approval is required by law or regulation, including, without limitation, under the rules of any stock exchange or automated quotation system on which MEI Pharma’s common stock is then listed or quoted. The Compensation Committee may waive any conditions or amend, alter, suspend, discontinue or terminate any award under the Amended Plan. No such change to the Amended Plan or any award may, without the participant’s consent, materially impair the rights of the participant under an outstanding award except as provided in the Amended Plan or applicable award agreement.

Material Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Amended Plan. This discussion is intended for the information of MEI Pharma stockholders considering how to vote at the MEI Pharma Annual Meeting and not as tax guidance to individuals who may participate in the Amended Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign laws.

The grant of an option or SAR will create no tax consequences for the participant or MEI Pharma. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and MEI Pharma will receive no tax deduction at that time. Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable stock received. In each case, MEI Pharma will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant.

A participant’s disposition of stock acquired upon the exercise of an option or SAR generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such stock (or the exercise price of the option in the case of stock acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to MEI Pharma in connection with a disposition of stock acquired upon the exercise of an option or other award, except that MEI Pharma will generally be entitled to a tax deduction (and the participant will recognize ordinary taxable income) if stock acquired upon exercise of an ISO is disposed of before the applicable ISO holding periods have been satisfied.

With respect to awards granted under the Amended Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or fair market value of stock or other property received. MEI Pharma will generally be entitled to a tax deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the stock or other property received at the first time the stock or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. MEI Pharma will generally be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of the stock or other property rather than upon the lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such stock or property, the participant would not be entitled to any tax deduction, including capital loss, for the value of the stock or property on which the participant previously paid tax. Such election must be made and filed with the Internal Revenue Service within 30 days after the receipt of the stock or other property.

Under section 409A of the Code, an award under the Amended Plan may be taxable to the participant at 20 percentage points above ordinary federal income tax rates at the time the award becomes vested, plus interest and penalties, even if that is prior to the delivery of cash or stock in settlement of the award, if the award constitutes “deferred compensation” under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

The Amended Plan provides that MEI Pharma has the right to require participants under the Amended Plan to pay it an amount necessary for it to satisfy its federal, state, local and foreign tax withholding obligations with respect to such awards. The Amended Plan permits the Company to determine the tax withholding rates, which comply with withholding requirements then in effect, and which will not cause an adverse accounting consequence or cost to the Company. MEI Pharma may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the Compensation Committee or its designee determines otherwise, a participant may satisfy this withholding obligation by having shares acquired pursuant to the award withheld.

Securities Authorized For Issuance Under Equity Compensation Plans

The table below shows, as of July 31, 2022, information for all equity compensation plans previously approved by stockholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted- average Exercise Price of Outstanding Options and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	26,164,657	$2.14	567,015
Equity compensation plans not approved by security holders	2,375,000	$2.06	125,000
Total	28,539,657	$2.14	692,015

1.
Consists of 26,164,657 shares of common stock issuable upon exercise of options granted under the 2008 Equity Plan, under which 29,014,794 shares of common stock are authorized for issuance. The 2008 Equity Plan provides for the grant of options and/or other stock-based or stock-denominated awards to our non-employee directors, officers, employees and advisors. The weighted-average exercise price presented is the weighted-average exercise price of vested and unvested options.
2.
Consists of 2,375,000 shares of common stock issuable upon exercise of options granted under the 2021 Inducement Plan, under which 2,500,000 shares of common stock are authorized for issuance. The 2021 Inducement Plan provides for the grant of options and/or other stock-based or stock-denominated awards to attract and retain selected individuals to serve as employees. The weighted-average exercise price presented is the weighted-average exercise price of vested and unvested options.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the amended and restated 2008 Equity Plan. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE MEI PHARMA, INC. 2008 STOCK OMNIBUS COMPENSATION PLAN TO increase the number of shares of common stock that may be subject TO awards AND MAKE CERTAIN OTHER CHANGES included in the plan document attached as Annex A.

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK

BY A RATIO OF ANY WHOLE NUMBER BETWEEN 1-FOR-10 AND 1-FOR-20,

AT ANY TIME PRIOR TO JUNE 30, 2023,

WITH THE EXACT RATIO TO BE SET WITHIN THAT RANGE AT THE DISCRETION OF OUR BOARD WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF OUR STOCKHOLDERS.

(PROPOSAL NO. 3)

General

We are seeking stockholder approval to grant the Board discretionary authority to amend the Charter to effect a reverse stock split of the issued and outstanding shares of our common stock by a ratio of any whole number between 1-for-10 and 1-for-20, at any time prior to June 30, 2023 (the “Reverse Stock Split”). A copy of the form of amendment for the Reverse Stock Split is set forth in Annex B to this Proxy Statement. One of the primary reasons we are seeking stockholder approval of a reverse stock split is that we believe it will enable us to regain compliance with the Nasdaq Capital Market listing requirements.

The Reverse Stock Split will not change the number of authorized shares of common stock or the relative voting power of such holders of our outstanding common stock. The number of authorized but unissued shares of our common stock will materially increase and will be available for reissuance by the Company. The Reverse Stock Split, if effected, would affect all of our stockholders uniformly.

The Board unanimously approved, and recommended seeking stockholder approval of the Reverse Stock Split, on October 12, 2022. If this Reverse Stock Split is approved by the stockholders, the Board will have the authority, in its sole discretion, without further action by the stockholders, to effect the Reverse Stock Split. The Board’s decision as to whether and when to effect the Reverse Stock Split, if approved by the stockholders, will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our common stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our common stock.

A reverse stock split will also affect our outstanding stock options and shares of common stock issued under our equity incentive compensation plan. Under these plans and securities, the number of shares of common stock deliverable upon exercise or grant must be appropriately adjusted and appropriate adjustments must be made to the purchase price per share to reflect the Reverse Stock Split.

The Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to the Board or our stockholders.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure the Reverse Stock Split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with a Reverse Stock Split”). The Board believes that the benefits to the Company outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect the Reverse Stock Split.

Reasons for the Reverse Stock Split

The Board believes that effecting the Reverse Stock Split would increase the price of our common stock which would, among other things, help us to:

• meet certain listing requirements of the Nasdaq Capital Market;

• appeal to a broader range of investors to generate greater interest in the Company; and

• improve perception of our common stock as an investment security.

Meet Nasdaq Listing Requirements - Our common stock is listed on the Nasdaq Capital Market under the symbol MEIP. On May 9, 2022, we received a deficiency letter from the Nasdaq Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”), notifying us that, for the last 30 consecutive business days, the closing bid price for our common stock was below the minimum $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were given 180 calendar days, or until November 7, 2022 (“Compliance Date”), to regain compliance with Rule 5550(a)(2). As of the date of this Proxy Statement, we were not in compliance with Rule 5550(a)(2). If we do not regain compliance with Rule 5550(a)(2) by the Compliance Date and are not eligible for an additional compliance period at that time, the Nasdaq staff will provide written notification to us that our common stock will be subject to delisting. Although we believe that implementing the Reverse Stock Split is likely to lead to compliance with Rule 5550(a)(2), there can be no assurance that the closing share price after implementation of the Reverse Stock Split will succeed in restoring such compliance.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company - An increase in our stock price may make our common stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board the ability to effect the Reverse Stock Split, and thereby increase the price of our common stock, would give the Board the ability to address these issues if it is deemed advisable.

We are exploring various sources of financing, including through potential future sales of common stock or other securities. There can be no assurance, however, even if the Reverse Stock Split is approved and implemented, that any financing transaction would be undertaken or completed. If we are unable to successfully raise sufficient additional capital, through future sales of common stock or other securities or through strategic and collaborative arrangements, we will not have sufficient cash to fund our planned business operations and or may not be able to continue as a going concern.

Improve the Perception of Our Common Stock as an Investment Security - The Board believes that effecting the Reverse Stock Split is one potential means of increasing the share price of our common stock to improve the perception of our common stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our common stock, but also our market liquidity.

Certain Risks Associated with the Reverse Stock Split

Even if a reverse stock split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our common stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding. The Reverse Stock Split will reduce the number of outstanding shares of our common stock without reducing the number of shares of available but unissued common stock, which will also have the effect of increasing the number of shares of common stock available for issuance. The issuance of additional shares of our common stock may have a dilutive effect on the ownership of existing stockholders. The current economic environment in which we operate, the debt we carry, along with otherwise volatile equity market conditions, could limit our ability to raise new equity capital in the future.

Effects of the Reverse Stock Split

If our stockholders approve the proposed Reverse Stock Split and the Board elects to effect the Reverse Stock Split, our issued and outstanding shares of common stock, for example, would decrease at a rate of approximately one (1) share of common stock for every ten (10) shares of common stock currently outstanding in a 1-for-10 split. The Reverse Stock Split would be effected simultaneously for all of our common stock, and the exchange ratio would be the same for all shares of common stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholders’ percentage ownership interests in the Company, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. The Reverse Stock Split would not affect the relative voting or other rights that accompany the shares of our common stock, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. Common stock issued pursuant to the Reverse Stock Split would remain fully paid and non-assessable. The Reverse Stock Split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. We have no current plans to take the Company private. Accordingly, the Reverse Stock Split is not related to a strategy to do so.

In addition to the change in the number of shares of common stock outstanding, the Reverse Stock Split would have the following effects:

Increase the Per Share Price of our Common Stock - By effectively condensing a number of pre-split shares into one share of common stock, the per share price of a post-split share immediately after the Reverse Stock Split is effected is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain. The Board may utilize the Reverse Stock Split as part of its plan to maintain the required minimum per share price of the common stock under the Nasdaq listing standards.

Increase in the Number of Shares of Common Stock Available for Future Issuance - By reducing the number of shares outstanding without reducing the number of shares of available but unissued common stock, the Reverse Stock Split will increase the number of authorized but unissued shares. The Board believes the increase is appropriate for use to fund the future operations of the Company. Although the Company does not have any pending acquisitions for which shares are expected to be used, the Company may also use authorized shares in connection with the financing of future acquisitions.

The following table contains approximate information relating to our common stock, based on share information as of the Record Date:

		After the Reverse Stock Split (1)
	Current	If Minimum 1:10 Ratio is Selected	If Maximum 1:20 Ratio is Selected
Authorized Common Stock	226,000,000	226,000,000	226,000,000
Common Stock issued and outstanding as of the Record Date	133,260,865	13,326,087	6,663,043
Reserved for Issuance (2)	43,509,264	4,350,926	2,175,463
Total	176,770,129	17,677,013	8,838,506
Available for Issuance	49,229,871	208,322,987	217,161,494

(1)

Does not take into account that fractional shares resulting from the Reverse Split will not be issued and instead, stockholders will receive an amount equal to the fair market value of such fractional shares at the time of the Reverse Stock Split.

(2)	Includes shares of common stock reserved for issuance (i) upon the exercise of currently exercisable warrants and options and (ii) pursuant to awards granted under the equity compensation plan.

Although the Reverse Stock Split would not have any dilutive effect on our stockholders, the Reverse Stock Split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving the Board an effective increase in the authorized shares available for issuance, in its discretion. The Board from time to time may deem it to be in the best interests of the Company to enter into transactions and other ventures that may include the issuance of shares of our common stock. If the Board authorizes the issuance of additional shares subsequent to the Reverse Stock Split, the dilution to the ownership interest of our existing stockholders may be greater than would occur had the Reverse Stock Split not been effected.

Require Adjustment to Currently Outstanding Securities Exercisable or Convertible into Shares of our Common Stock - The Reverse Stock Split would effect a reduction in the number of shares of common stock issuable upon the exercise or conversion of our outstanding stock options and the exercise of our outstanding warrants in proportion to the Reverse Stock Split ratio. The exercise price of outstanding options and warrants would increase, likewise in proportion to the Reverse Stock Split ratio.

Require Adjustment to the Number of Shares of Common Stock Available for Future Issuance Under our Equity Compensation Plan - In connection with any reverse stock split, the Board would also make a corresponding reduction in the number of shares available for future issuance under the foregoing plan so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under such plans.

In addition, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than one hundred (100) shares of common stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split is approved by our stockholders, the Board, in its sole discretion, would determine whether to implement the Reverse Stock Split, taking into consideration the factors discussed above, and, if implemented, determine the ratio of the Reverse Stock Split.

We would then file a Certificate of Amendment amending the Charter with the Secretary of the State of Delaware. The form of the Certificate of Amendment is attached to this Proxy Statement as Annex B and is considered a part of this Proxy Statement. Upon the filing of the Certificate of Amendment, without any further action on our part or our stockholders, the issued shares of common stock held by stockholders of record as of the effective date of the Reverse Stock Split would be converted into a lesser number of shares of common stock calculated in accordance with the Reverse Stock Split ratio of any whole number between 1-for-10 and 1-for-20, at any time prior to June 30, 2023.

Effect on Beneficial Holders (i.e., Stockholders Who Hold in “Street Name”)

If the proposed Reverse Stock Split is approved and effected, we intend to treat common stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their customers holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold shares of common stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Stockholders That are Registered on the Transfer Agent’s Books and Records but do not Hold Certificates)

Some of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Computershare. These stockholders do not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or payment in lieu of fractional shares. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the closing price of our Common Stock on the Nasdaq Capital Market on the date on which the effective time of the Reverse Stock Split occurs. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders may reside, where we are domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The par value of our common stock would remain unchanged at $0.00000002 per share, if the Reverse Stock Split is effected.

The Company’s stockholders’ equity in its consolidated balance sheet would not change in total. However, the Company’s stated capital (i.e., $0.00000002 par value times the number of shares issued and outstanding), would be proportionately reduced based on the reduction in shares of common stock outstanding. Additional paid in capital would be increased by an equal amount, which would result in no overall change to the balance of stockholders’ equity.

Additionally, net income or loss per share for all periods would increase proportionately as a result of the Reverse Stock Split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the Reverse Stock Split.

Potential Anti-Takeover Effect

Even though the proposed Reverse Stock Split would result in an increased proportion of unissued authorized shares to issued shares, which could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company), the Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board and our stockholders.

No Appraisal Rights

Our stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock. This summary addresses the tax consequences only to a U.S. holder, which is a beneficial owner of our common stock that is either:

• an individual citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

• an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

• a trust, if: (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons has the authority to control all of its substantial decisions or (ii) it was in existence before August 20, 1996 and a valid election is in place under applicable Treasury regulations to treat such trust as a U.S. person for U.S. federal income tax purposes.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Proxy Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging transaction,” “conversion transaction” or other integrated investment transaction for federal income tax purposes or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). This summary does not address backup withholding and information reporting. This summary does not address U.S. holders who beneficially own common stock through a “foreign financial institution” (as defined in Code Section 1471(d)(4)) or certain other non-U.S. entities specified in Code Section 1472. This summary does not address tax considerations arising under any state, local or foreign laws, or under federal estate or gift tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

General Tax Treatment of the Reverse Stock Split

The Reverse Stock Split is intended to qualify as a “reorganization” under Section 368 of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a reorganization, the Company should not recognize gain or loss. Further, assuming the Reverse Stock Split qualifies as a reorganization, a U.S. holder generally should not recognize gain or loss upon the exchange of our ordinary shares for a lesser number of ordinary shares, based upon the reverse stock split ratio. A U.S. holder’s aggregate tax basis in the lesser number of ordinary shares received in the Reverse Stock Split will be the same such U.S. holder’s aggregate tax basis in the shares of our common stock that such U.S. holder owned prior to the Reverse Stock Split. The holding period for the ordinary shares received in the Reverse Stock Split will include the period during which a U.S. holder held the shares of our common stock that were surrendered in the Reverse Stock Split. The United States Treasury regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the Reverse Stock Split. U.S. holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. holder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Stock Split should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the Reverse Stock Split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder's tax basis allocable to the fractional share. Any capital gain or loss will generally be long term capital gain or loss if the U.S. holder's holding period in the fractional share is greater than one year as of the effective date of the Reverse Stock Split.

THE FOREGOING IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT CONSTITUTE A TAX OPINION. EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Dissenters’ Rights

No dissenters’ rights are available under the General Corporation Law of the State of Delaware or under the Certificate of Incorporation or the Bylaws to any stockholder who dissents from this Proposal.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth herein regarding the proposed Reverse Stock Split except to the extent of their ownership of shares of our common stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment to the Charter, even if the authority to effect the Reverse Stock Split has been approved by our stockholders at the Special Meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, the Reverse Stock Split if it should so decide, in its sole discretion, that such action is in the best interests of the Company.

Vote Required for Approval of this Proposal

The approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split requires the affirmative votes of a majority of the combined voting power of the shares of common stock outstanding as of the Record Date, present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be the equivalent of votes against this proposal, although no broker non-votes are expected in connection with this proposal.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK BY A RATIO OF ANY WHOLE NUMBER BETWEEN 1-FOR-10 AND 1-FOR-20, AT ANY TIME PRIOR TO JUNE 30, 2023, WITH THE EXACT RATIO TO BE SET WITHIN THAT RANGE AT THE DISCRETION OF OUR BOARD WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF OUR STOCKHOLDERS.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 4)

At our 2017 annual meeting of stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “Say-on-Pay” vote, every year. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of our named executive officers subject to the vote is disclosed in the “Compensation Discussion and Analysis—Compensation Philosophy and Objectives” section and the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest levels and to contribute to our growth and success.

We urge stockholders to read the information below under “Compensation Discussion and Analysis”, including the Company’s Compensation Philosophy and Objectives as well as the related compensation tables and narrative, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Our Board of Directors and the Compensation Committee believe that our compensation policies and practices are effective in implementing our compensation philosophy and in helping us achieve our corporate goals.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to MEI Pharma, Inc. named executive officers for fiscal 2022, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the fiscal year 2023 annual meeting of stockholders, including the discussion under the heading “Compensation Discussion and Analysis”, the compensation tables and the other narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and our Board of Directors and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires a majority of the votes cast by stockholders entitled to vote on the proposal voting “FOR” approval. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation strategy, policies, programs and practices for the named executive officers identified in the Summary Compensation Table. For fiscal year 2022, the named executive officers consist of Daniel P. Gold, Ph.D., President, Chief Executive Officer and Director, Brian G. Drazba, Chief Financial Officer, David M. Urso, Chief Operating Officer and General Counsel, and Richard G. Ghalie, M.D., Chief Medical Officer, to whom we collectively refer in this Compensation Discussion and Analysis as our “named executive officers.”

Compensation Philosophy and Objectives

We believe that the performance of our executive officers significantly impacts our ability to achieve our corporate goals. We, therefore, place considerable importance on the design and administration of our executive officer compensation program. This program is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest levels and to contribute to our growth and success. Our executive officer compensation program is designed to provide compensation opportunities that are tied to individual and corporate performance.

Our overall compensation philosophy has been to pay our executive officers an annual base salary and to provide opportunities, through cash and equity incentives, to deliver higher compensation if certain key performance goals are satisfied or exceeded. The primary principles of our fiscal year 2022 compensation strategy were:

• Compensation decisions are driven by a pay-for-performance philosophy;

• Compensation should reflect individual and corporate performance; and

• Target annual compensation is competitively positioned against a peer group of similar companies.

The Compensation Committee’s Process

The Compensation Committee acts on behalf of the Board with respect to fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs and reviewing and determining, as appropriate, the compensation to be paid to executive officers and directors. To achieve this task, the Compensation Committee (i) reviews and approves corporate performance goals and objectives that support and reinforce the Company’s long-term strategic goals and compensation plans; (ii) reviews the individual performance of the executive officers; (iii) establishes policies with respect to equity compensation arrangements, timing and pricing of equity awards for newly hired employees, promotions and annual grants for executive and non-executive employees and directors; (iv) reviews regional and industry-wide compensation practices and trends to assess the propriety, adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry; (v) reviews and approves the terms of any employment agreements, severance agreements, change-of-control protections and any other compensation arrangements of the executive officers; (vi) performs and considers a compensation risk assessment; and (vii) considers stockholder feedback and Say-on-Pay voting results.

With respect to compensation of our Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance in light of relevant performance goals and objectives, taking into account the policies of the Compensation Committee and, with respect to long-term incentive compensation, stockholder return and the results of the most recent stockholder advisory vote on executive compensation. The Compensation Committee reviews and approves (or if appropriate, recommends to the Board for final determination and approval) individual and corporate performance goals and objectives of the Company’s other executive officers. The Compensation Committee considers the recommendations of the Chief Executive Officer with respect to the compensation of the Company’s other executive officers. The Compensation Committee also makes recommendations to the Board with respect to this “Compensation Discussion and Analysis” section and recommends that such section be included in any of the Company’s annual reports on Form 10-K, registration statements, Proxy statements or information statements.

The Compensation Committee meets at least once a year or more frequently as its members deem necessary or appropriate. Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other advisors as the Compensation Committee may determine to assist in the performance of the Compensation Committee’s duties and responsibilities, only after taking into consideration the factors prescribed by the SEC and Nasdaq that bear upon the adviser’s independence.

Setting Executive Compensation

The Compensation Committee considers peer group analysis as a component of its overall executive compensation decision process, but it does not attempt to set executive compensation to a specific benchmark level, or percentile as compared to executive compensation levels at other companies. The Compensation Committee determines the mix of compensation of each executive officer based on its review of such competitive data and an assessment of the individual’s performance. We believe our approach to compensation does not encourage excessive risk-taking by the Company’s executives as it is not a market outlier and is based on a typical mix of short- and long-term compensation tied to both internal objectives and to stockholder value.

Our peer group of companies for fiscal year 2022 consisted of 22 similar publicly-traded drug development companies, all approved by the Compensation Committee, with input from management and F. W. Cook, our compensation consultant. The peer group is composed of drug development companies with a similar market cap, (median average peer market cap in the prior year was $542 million when the peer data were reviewed by the Committee in June 2021), generally without material revenue from commercial products, and with emphasis on oncology drug development companies, as follows:

Adaptimmune Therapeutics PLC	ImmunoGen, Inc.
Aeglea BioTherapeutics, Inc.	Karyopharm Therapeutics, Inc.
Agenus, Inc.	Kura Oncology, Inc.
AnaptysBio, Inc.	MACROGENETICS, Inc.
Atara Biotherapeutics, Inc.	Molecular Templates, Inc.
Calithera Biosciences, Inc.	Pieris Pharmaceuticals, Inc.
CEL-SCI Corporation	Rigel Pharmaceuticals, Inc.
Cytomx Therapeutics, Inc.	Syndax Pharmaceuticals, Inc.
Epizyme, Inc.	Syros Pharmaceuticals, Inc.
G1 Therapeutics, Inc.	UroGen Pharma Ltd.
Geron Corporation	Verastem, Inc.

The Compensation Committee believes that our base compensation, cash incentives and equity programs reward the achievement of defined corporate goals and objectives. This is critical for ensuring a competitive program that retains our existing executive officers and allows us to hire new executive officers, particularly in light of the competitive nature of our industry.

The peer data were used as context for setting fiscal 2022 executive officer compensation. The Compensation Committee does not set a target benchmark, but in fiscal year 2022 the value of total direct compensation was below median for the CEO and for all other named executive officers, and the CEO's total compensation value as reported in the Summary Compensation Table of this Proxy Statement was 15% lower than in 2020.

Role of Stockholder Say-on-Pay Votes

At our annual meeting of stockholders held in December 2021, approximately 98% of the shares voted at the meeting approved, on an advisory basis, the compensation of our named executive officers. The Compensation Committee considers input from stockholders, its compensation consultant and proxy advisors, when assessing its compensation philosophy and the components of its compensation program, giving further consideration to the level of attainment of corporate goals and to the compensation data of the Company’s peer group so that compensation decisions are broadly consistent with market practice.

Elements of Compensation

Each executive officer’s compensation has three key elements: (i) base salary, (ii) performance-based cash incentives and (iii) equity-based compensation. These elements of executive compensation are intended to align the interests of our executive officers with those of our stockholders.

Base Salary

Base salaries serve to provide a fixed amount of compensation to our executive officers for successfully fulfilling their responsibilities. We establish base salaries for our executive officers when they join our Company or upon promotion. Base salaries for executive officers are reviewed and determined by the Compensation Committee annually, following consultation with our compensation consultant. Dr. Gold was provided a salary increase of 5%, Mr. Drazba was provided a salary increase of 2% and Mr. Urso was provided a salary increase of 5% in fiscal 2022. Dr. Ghalie was provided a salary increase of 7.9% upon his promotion to Chief Medical Officer on May 3, 2021. The increases keep pace with the market and recognize experience and performance.

Performance-based Cash Incentives

The Compensation Committee believes that allocating a meaningful amount of our executive officers’ total cash compensation to the achievement of corporate goals and objectives aligns their interests with those of our stockholders. The Compensation Committee establishes annual corporate incentive bonus targets for each of our executive officers. Fiscal year 2022 bonus targets were set at 60%, 40%, 45% and 40% of base salary for our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel and Chief Medical Officer, respectively. The annual corporate goals and objectives are generally critical path activities or strategic initiatives designed to enhance stockholder return.

Annual performance goals are set by the Compensation Committee, and they are as objective as possible in both their definition and their scoring at the end of the period, though there is a subjective element to scoring goals to recognize that some achievements are binary but that there is also a higher or lower degree of quality to some achievements. This is consistent with the multi-year timeline associated with the drug development business, where annual goals are milestones for a long-term development and regulatory approval process that creates value over a long time and investment horizon.

The following is a description of the primary corporate goals for fiscal year 2022, which assisted the Compensation Committee in determining total compensation.

• Report topline data for TIDAL study.

• Dosing milestones related to the TIDAL and COASTAL studies.

• Initiate studies in voruciclib and ME-344.

• Gain board approval for U.S. commercialization plan.

• Maintain sufficient funds for a minimum cash balance as of December 2022.

The Compensation Committee determined the Company had met 64% of the goals above. The named executive officers were paid 64% of their target bonus for the corporate achievement.

Equity-based Compensation

The Compensation Committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through stock and stock-based awards. This potential reward for stockholder value creation is also key to our retention strategy. Under our Amended and Restated MEI Pharma, Inc. 2008 Omnibus Equity Compensation Plan (the “2008 Equity Plan”), we may award incentive and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares and units. Stock options expire after 10 years, have an exercise price equal to the fair market value at grant, typically vest 25% after one year and in equal monthly installments thereafter over the next 36 months and have a three-month post-termination exercise period.

At the start of fiscal year 2022, we granted annual options to the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and General Counsel and the Chief Medical Officer to purchase 855,000, 200,000, 600,000 and 320,000 shares of our common stock, respectively. All option awards were granted with an exercise price of $2.95, which was the closing sales price on the date of grant. The grant date fair values of the options granted in 2021 were below the median relative to the compensation peers for all of the named executive officers. The Compensation Committee views options as naturally performance-based because they do not reward the option holder unless the stock price increases after grant. All options granted during 2021 are currently underwater and do not provide any value at our current share price.

Executive Benefits and Perquisites

The Company offers benefit programs to its employees, including named executive officers, which include paid time off, health insurance, including a company funded HSA account and a Company sponsored 401(k) plan. Our executive officers generally do not receive any supplemental retirement benefits or perquisites and participate in the above listed benefit programs on the same basis as other full-time employees.

Severance and Change in Control Agreements

Each of Dr. Gold’s, Mr. Drazba’s, Dr. Ghalie’s and Mr. Urso’s employment agreements provides for certain severance payments upon the applicable employee’s termination by us other than for cause or by the applicable employee for good reason, as such terms are defined in the respective employment agreement. Upon such a termination of employment, we will: (i) make a payment to the applicable employee in lieu of notice in an amount equal to twelve months of such employee’s base salary (as in effect at the time of such employee’s termination from employment), and (ii) accelerate the vesting of the applicable employee’s options so that such employee will be vested in the same number of shares of common stock subject to the options as if such employee had continued to be employed by us for an additional twelve months. Such payment and additional option vesting will be conditional upon the execution of a customary release of claims in favor of us and our affiliates, in a form prescribed by us. The payment in lieu of notice will be paid to the applicable employee in a single lump sum payment as soon as administratively practicable after the maximum review and revocation period for the release agreement as may be required under applicable law, if any, or such earlier date as determined in our sole discretion, but in no event more than 60 days after the applicable employee’s termination of employment. If their employment had been terminated in accordance with the foregoing provisions on June 30, 2022, Dr. Gold, Mr. Drazba, Dr. Ghalie and Mr. Urso would have been entitled to payments in the amount of $716,625, $414,140, $463,000 and $516,810, respectively, and the vesting of options to purchase 755,937 shares, 212,916 shares, 249,790 shares, and 510,834 shares of our common stock, respectively.

In the event of a change in control of MEI Pharma, as defined in the 2008 Equity Plan, unless the Compensation Committee of the Board of Directors determines otherwise, all of the options granted to Dr. Gold, Mr. Drazba, Dr. Ghalie and Mr. Urso will accelerate and become fully exercisable effective upon the date of the change in control. As of June 30, 2022, the intrinsic value of unvested stock options that would accelerate and become fully exercisable upon a change in control for Dr. Gold, Mr. Drazba, Dr. Ghalie and Mr. Urso, was $0, $0, $0 and $0, respectively.

Tax and Accounting Considerations

The tax and accounting consequences to the Company of certain compensation elements are important considerations for the Compensation Committee when evaluating and recommending compensation packages for our executive officers. Generally, the Compensation Committee seeks to balance its objective to create an effective compensation program that attracts, retains and rewards executives in order to maximize the return to stockholders with the need for appropriate tax and accounting consequences of such compensation.

In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer for fiscal 2022, who was Daniel P. Gold, our President and Chief Executive Officer, the median of the total annual compensation of all employees other than our principal executive officer, as well as their ratio to each other (the “CEO Pay Ratio”). Total annual compensation for our principal executive officer and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For fiscal 2022, these amounts were as follows:

• Our principal executive officer’s total annual compensation: $2,530,809

• Our median employee’s total annual compensation: $252,808

• CEO Pay Ratio: 10.01 to 1

In determining the median compensated employee, we chose June 30, 2022 as the determination date. As of this date, we had 102 employees, excluding our principal executive officer. We annualized compensation of employees who were not employed with us for the full fiscal year. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely upon any material assumptions, adjustments or estimates.

The Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for fiscal 2022, determined in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments or estimates in calculating their pay ratios.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management. Based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2022. Submitted on October 27, 2022 by the members of the Compensation Committee of the Board of Directors:

Dr. Nicholas R. Glover

Ms. Tamar D. Howson

Dr. Thomas C. Reynolds

Mr. Sujay R. Kango

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act, other than in the Company’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth for the fiscal years ended June 30, 2022, 2021 and 2020, the compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation ($)(3)(4)(5)(6)	Bonus ($)(3)(4)(5)(6)	All Other Compensation($)	Total ($)(7)
Daniel P. Gold	2022	716,625	—	1,536,800	275,184	—	—	2,528,609
President, Chief Executive Officer and Director	2021	682,500	279,200	1,638,800	348,075	—	—	2,948,575
	2020	650,000	—	1,120,037	292,500	195,000	—	2,257,537
Brian G. Drazba	2022	414,140	—	359,500	106,020	—	—	879,660
Chief Financial Officer	2021	406,020	—	554,300	138,047	—	—	1,098,367
	2020	402,000	—	378,836	120,600	80,400	—	981,836
David M. Urso	2022	516,810	—	1,078,500	148,842	—	—	1,744,152
Chief Operating Officer and General Counsel	2021	492,200	174,500	1,265,250	188,267	—	—	2,120,217
	2020	460,000	—	576,490	155,250	103,500	—	1,295,240
Richard G. Ghalie	2022	463,000	—	575,200	118,528	—	—	1,156,728
Chief Medical Officer	2021	432,481	69,800	522,750	118,065	—	—	1,143,096

(1) Represents the aggregate grant date fair value of restricted stock unit awards (RSUs) granted in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation”, calculated based on the closing market price of our common stock on the date of grant. The RSUs, which were granted in July 2020, are reported as fiscal year 2021 compensation because the grant date occurred after the end of fiscal year 2020. These RSUs were viewed as separate from the regular option program in fiscal year 2021 because they were a reward for fiscal year 2020.

(2) Represents the aggregate grant date fair value of options granted in accordance with ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 9 to our audited financial statements contained in our Annual Report on Form 10-K.

(3) Dr. Gold received a bonus of 38% of his base salary for the fiscal year ended June 30, 2022, based upon the Compensation Committee’s determination to award bonuses at 64% of target levels. Dr. Gold received a bonus of 51% of his base salary for the fiscal year ended June 30, 2021, based upon the Compensation Committee’s determination to award bonuses at 85% of target levels. Dr. Gold received a bonus of 75% of his base salary for the fiscal year ended June 30, 2020 based upon the Compensation Committee’s determination to award bonuses at 125% of target levels.

(4) Mr. Drazba received a bonus of 26% of his base salary for the fiscal year ended June 30, 2022 based upon the Compensation Committee’s determination to award bonuses at 64% of target levels. Mr. Drazba received a bonus of 34% of his base salary for the fiscal year ended June 30, 2021 based upon the Compensation Committee’s determination to award bonuses at 85% of target levels. Mr. Drazba received a bonus of 50% of his base salary for the fiscal year ended June 30, 2020 based upon the Compensation Committee’s determination to award bonuses at 125% of target levels.

(5) Mr. Urso received a bonus of 29% of his base salary for the fiscal year ended June 30, 2022, based upon the Compensation Committee’s determination to award bonuses at 64% of target levels. Mr. Urso received a bonus of 38% of his base salary for the fiscal year ended June 30, 2021, based upon the Compensation Committee’s determination to award bonuses at 85% of target levels. Mr. Urso received a bonus of 56.3% of his base salary for the fiscal year ended June 30, 2020 based upon the Compensation Committee’s determination to award bonuses at 125% of target levels.

(6) Dr. Ghalie received a bonus of 26% for the fiscal year ended June 30, 3022, based on the compensation committee’s determination to award bonuses at 64% of target levels. Dr. Ghalie received a bonus of 26% for the fiscal year ended June 30, 2021, based on the compensation committee's determination to award bonuses at 85% of target levels.

(7) In accordance with SEC rules, the compensation described in this table does not include various health and welfare or other benefits received by our named executive officers that were generally available to all of our regular, full-time employees, as well as certain perquisites and other benefits received by our named executive officers that, in the aggregate, were less than $10,000 for any officer.

Employment Agreements

We have entered into written employment agreements with each of the named executive officers, which set forth the terms of their respective employments.

Employment Agreement between Daniel P. Gold and MEI Pharma

In connection with Dr. Gold’s appointment as President and Chief Executive Officer, we entered into an Employment Letter Agreement, dated April 23, 2010 with Dr. Gold (the “Gold Employment Letter”). The Gold Employment Letter provided for an annual base salary of $400,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Gold Employment Letter, Dr. Gold was eligible to earn an annual cash bonus in an amount up to a maximum of 40% of the base salary, based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2015, the Compensation Committee established the target amount of Dr. Gold’s annual cash bonus as 50% of his base salary. Beginning in fiscal year 2020, the Compensation Committee established the target amount of Dr. Gold’s annual cash bonus as 60% of his base salary.

Dr. Gold may terminate his employment at any time and for any reason, upon providing three (3) months advance notice to us. Dr. Gold may terminate his employment with Good Reason (as defined in the Gold Employment Letter) by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Gold Employment Letter with or without Cause (as defined in the Gold Employment Letter) at any time. If Dr. Gold’s employment is terminated by us without Cause or by Dr. Gold for Good Reason, Dr. Gold will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Gold will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months, subject to his execution and nonrevocation of a release of claims. The Gold Employment Letter contains confidentiality provisions.

Employment Agreement between Brian G. Drazba and MEI Pharma

In connection with Mr. Drazba’s appointment as Chief Financial Officer, we entered into an Employment Letter, dated February 1, 2017, with Mr. Drazba (the “Drazba Employment Letter”). The Drazba Employment Letter provided for an annual base salary of $350,000, which has been increased periodically by the Compensation Committee. Pursuant to the terms of the Drazba Employment Letter, Mr. Drazba is eligible to earn an annual cash bonus, beginning for the fiscal year starting on July 1, 2017, in an amount up to a maximum of 40% of the base salary, based on his achievement of milestones established by the Compensation Committee of the Board of Directors.

Mr. Drazba may terminate his employment at any time other than for Good Reason (as defined in the Drazba Employment Letter), upon providing two (2) months advance notice to us. Mr. Drazba may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Drazba Employment Letter with or without Cause (as defined in the Drazba Employment Letter) at any time. If Mr. Drazba’s employment is terminated by us without Cause or by Mr. Drazba for Good Reason, Mr. Drazba will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Mr. Drazba will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months, subject to his execution and nonrevocation of a release of claims. The Drazba Employment Letter contains confidentiality provisions.

On August 2, 2021, Mr. Drazba and the Company signed a Transition and Retirement Agreement, where Mr. Drazba’s employment with the Company would have terminated on December 31, 2021. On December 21, 2021, the Transition and Retirement Agreement was extended to June 30, 2022. On June 30, 2022, the Transition and Retirement Agreement was terminated by Mr. Drazba and the Company. Mr. Drazba continues to be the Chief Financial Officer of the Company. In consideration of the Transition and Retirement Agreement, Mr. Drazba was entitled to receive a payment of $414,140 and 216,666 shares subject to his outstanding options would have vested.

Employment Agreement between David M. Urso and MEI Pharma

In connection with Mr. Urso’s appointment as Senior Vice President, Corporate Development and General Counsel, we entered into an Employment Letter dated March 6, 2014, with Mr. Urso, which was amended in connection with his promotion to Chief Operating Officer, effective July 12, 2018 (the “Urso Employment Letter”). The Urso Employment Letter provided for an annual base salary of $426,000, which has been increased periodically by the Compensation Committee. Beginning in fiscal year 2015, the Compensation Committee set the target amount of Mr. Urso’s annual cash bonus as 35% of his base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2017, the Compensation Committee established the target amount of Mr. Urso’s annual cash bonus as 40% of his base salary. Beginning in fiscal year 2020, the Compensation Committee established the target amount of Mr. Urso’s annual cash bonus as 45% of his base salary.

Mr. Urso may terminate his employment at any time other than for Good Reason (as defined in the Urso Employment Letter), upon providing one month advance notice to us. Mr. Urso may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Urso Employment Letter with or without Cause (as defined in the Urso Employment Letter) at any time. If Mr. Urso’s employment is terminated by us without Cause or by Mr. Urso for Good Reason, Mr. Urso will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Mr. Urso will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months, subject to his execution and nonrevocation of a release of claims. The Urso Employment Letter contains confidentiality provisions.

Employment Agreement between Richard G. Ghalie and MEI Pharma

In connection with Dr. Ghalie’s appointment as Chief Medical Officer, effective May 3, 2021, we entered into an amendment to his Employment Letter, dated February 17, 2016 (as amended, the “Ghalie Employment Letter”). The Ghalie Employment Letter provides for an annual base salary of $463,000, and a stock option award to purchase 75,000 shares of our common stock. Effective July 1, 2021, pursuant to the terms of the Ghalie Employment Letter, Dr. Ghalie is eligible to earn an annual cash bonus in an amount up to a maximum of 40% of the base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors.

Dr. Ghalie may terminate his employment at any time other than for Good Reason (as defined in the Ghalie Employment Letter), upon providing one (1) month advance notice to us. Dr. Ghalie may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Ghalie Employment Letter with or without Cause (as defined in the Ghalie Employment Letter) at any time. If Dr. Ghalie’s employment is terminated by us without Cause or by Dr. Ghalie for Good Reason, Dr. Ghalie will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Ghalie will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months, subject to his execution and nonrevocation of a release of claims. The Ghalie Employment Letter contains confidentiality provisions.

Grants of Plan-Based Awards For Fiscal Year Ended June 30, 2022

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards Number of Shares of Stocks or Units	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target	Maximum
Daniel P. Gold	July 1, 2021	$275,184	N/A	—	855,000	$2.95	$1,536,800
Brian G. Drazba	July 1, 2021	$106,020	N/A	—	200,000	$2.95	$359,500
David M. Urso	July 1, 2021	$148,842	N/A	—	600,000	$2.95	$1,078,500
Richard G. Ghalie	July 1, 2021	$118,528	N/A	—	320,000	$2.95	$575,200

(1) The Board established single bonus targets and, as disclosed in the Summary Compensation Table, determined to pay out bonuses at 64% of the target levels.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all stock options and RSUs held by our named executive officers on June 30, 2022:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	(#)	(#)		($/share)	Date	(#)		($)
Daniel P. Gold	—	855,000	(1)	$2.95	7/1/2031	—		—
	325,833	354,167	(2)	$3.49	7/2/2030	—		—
	490,833	184,167	(3)	$2.52	7/1/2029	—		—
	293,750	6,250	(4)	$4.28	7/12/2028	—		—
	380,000	—	(5)	$4.33	6/22/2028	—		—
	380,000	—	(6)	$2.83	7/6/2027	—		—
	380,000	—	(7)	$1.36	7/28/2026	—		—
	275,500	—	(9)	$1.57	7/28/2025	—		—
Brian G. Drazba	—	200,000	(1)	$2.95	7/1/2031	—		—
	110,208	119,792	(2)	$3.49	7/2/2030	—		—
	167,208	62,292	(3)	$2.52	7/1/2029	—		—
	97,917	2,083	(4)	$4.28	7/12/2028	—		—
	130,000	—	(5)	$4.33	6/22/2028	—		—
	50,000	—	(6)	$2.83	7/6/2027	—		—
	150,000	—	(8)	$1.59	4/3/2027	—		—
David M. Urso	—	600,000	(1)	$2.95	7/1/2031	—		—
	251,562	273,438	(2)	$3.49	7/2/2030	—		—
	255,208	94,792	(3)	$2.52	7/1/2029	—		—
	215,417	4,583	(4)	$4.28	7/12/2028	—		—
	130,000	—	(5)	$4.33	6/22/2028	—		—
	130,000	—	(6)	$2.83	7/6/2027	—		—
	130,000	—	(7)	$1.36	7/29/2026	—		—
	127,500	—	(9)	$1.57	7/28/2025	—		—
Richard G. Ghalie	—	320,000	(1)	$2.95	7/1/2031	—		—
	20,313	54,687	(12)	$3.55	5/3/2031	—		—
	71,875	78,125	(2)	$3.49	7/2/2030	—		—
	109,375	40,625	(3)	$2.52	7/1/2029	—		—
	127,292	2,708	(4)	$4.28	7/12/2028	—		—
	65,000	—	(13)	$2.88	7/7/2027	—		—
	25,000	—	(11)	$1.38	7/14/2026	—		—
	130,000	—	(10)	$1.21	3/7/2026	—		—
	—	—		—	—	20,000	(14)	$12,100

(1) Twenty-five percent of the options vest on July 5, 2022; the remaining seventy-five percent of the option will vest in equal monthly installments over the following 36 months.

(2) Twenty-five percent of the options vested on July 2, 2021; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.

(3) Twenty-five percent of the options vested on July 1, 2020; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.

(4) Twenty-five percent of the options vested on July 12, 2019; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.

(5) Twenty-five percent of the options vested on June 22, 2019; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.

(6) Twenty-five percent of the options vested on July 6, 2018; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.

(7) The options vested in equal installments over 36 months from the grant date of July 29, 2016.

(8) The options vested in equal monthly installments over 36 months from the date of grant of April 3, 2017.

(9) The options vested in equal installments over 36 months from the grant date of July 28, 2015.

(10) The options vested in equal installments over 36 months from the grant date of March 7, 2016.

(11) The options vested in equal installments over 36 months from the grant date of July 14, 2016.

(12) Twenty-five percent of the options vested on May 3, 2022; the remaining seventy-five percent of the option vest in equal monthly installments over the following 36 months.

(13) Twenty-five percent of the options vested on July 7, 2018; the remaining seventy-five percent of the option vested in equal monthly installments over the following 36 months.

(14) The RSUs were granted on July 2, 2020 and vest two years from the date of grant.

Option Exercises and Stock Vested

Dr. Gold, Mr. Drazba, Dr. Mass, Mr. Urso and Dr. Ghalie did not exercise any stock options during the fiscal year ended June 30, 2022. 80,000 RSUs and 50,000 RSUs vested for Dr. Gold and Mr. Urso, respectively, during the fiscal year ended June 30, 2022.

Compensation of Directors

The following table provides details of the fees paid to our non-executive directors who served on the Board for the fiscal year ended June 30, 2022:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Christine A. White, M.D. (3)	85,600	86,500	172,100
Charles V. Baltic III (4)	65,600	86,500	152,100
Kevan E. Clemens, Ph.D. (5)	23,903	86,500	110,403
Cheryl L. Cohen (6)	55,600	86,500	142,100
Frederick W. Driscoll (7)	65,600	86,500	152,100
Tamar D. Howson (8)	58,100	86,500	144,600
Nicholas R. Glover, Ph. D. (9)	67,662	86,500	154,162
Sujay R. Kango (10)	31,651	93,200	124,851
Thomas C. Reynolds, M.D., Ph.D. (11)	58,100	86,500	144,600

(1) For the fiscal year ended June 30, 2022, each of our non-executive directors received an annual cash retainer of $45,600. In addition to the annual cash retainer, the Chair received additional annual compensation of $35,000, and each Board Committee chair received additional compensation as follows: Audit Committee: $20,000; Compensation Committee: $15,000; and Nominating and Governance Committee: $10,000. Committee members not receiving compensation as a committee chairperson received additional compensation as follows: Audit Committee: $10,000; Compensation Committee: $7,500; and Nominating and Governance Committee: $5,000. Such amounts are pro-rated for periods of service less than the full fiscal year.

(2) Represents the aggregate grant date fair value of options granted in accordance with FASB ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 9 to our audited financial statements included in our Annual Report on Form 10-K. All stock options granted to non-employee directors in the fiscal year ended June 30, 2022, were granted under our 2008 Equity Plan, and are ten-year options with an exercise price equal to the closing market price of our common stock on the date of grant. The stock options granted vest ratably each month over 12 months, subject to continued service on the Board of Directors. During the fiscal year ended June 30, 2022, Dr. White, Mr. Baltic, Dr. Clemens, Mr. Driscoll, Ms. Howson, Dr .Glover, Dr. Reynolds, and Ms. Cohen each received an annual grant of 50,000 options at an exercise price of $2.95 per share. Upon joining the Board in the fiscal year ended June 30, 2022, Mr. Kango received a grant of 25,000 options at an exercise price of $2.69 and a grant of 33,334 options at an exercise price of $2.69.

(3) Dr. White received cash compensation of $35,000 in connection with her service as Chair of the Board, and $5,000 in connection with her service on the Nominating and Governance Committee.

(4) Mr. Baltic received cash compensation of $10,000 in connection with his service on the Audit Committee and $10,000 in connection with his service as Chair of the Nominating and Governance Committee.

(5) Dr. Clemens received cash compensation of $5,917 in connection with his service as Chair of the Compensation Committee, prior to his retirement from the Board on November 22, 2021.

(6) Ms. Cohen received cash compensation of $10,000 in connection with her service on the Audit Committee.

(7) Mr. Driscoll received cash compensation of $20,000 in connection with his service as Chair of the Audit Committee.

(8) Ms. Howson received cash compensation of $7,500 in connection with her service on the Compensation Committee and $5,000 in connection with her service on the Nominating and Governance Committee.

(9) Dr. Glover received cash compensation of $10,000 in connection with his service on the Audit Committee and $12,062 in connection with his service on the Compensation Committee.

(10) Mr. Kango received cash compensation of $3,911 in connection with his service on the Compensation Committee.

(11) Dr. Reynolds received cash compensation of $7,500 in connection with his service on the Compensation Committee and $5,000 in connection with his service on the Nominating and Governance Committee.

Dr. Gold, President and Chief Executive Officer of the Company, does not receive any compensation for performing his duties as a director of the Company.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Subject to certain exceptions, the indemnification agreements provide that an indemnitee will be indemnified for all expenses incurred or paid by the indemnitee in connection with a proceeding to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request. In connection with proceedings other than those by or in the right of our company and to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request, the indemnification agreements provide that an indemnitee will also be indemnified for all liabilities incurred or paid by the indemnitee. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances.

The rights of each indemnitee are in addition to any other rights provided for under our amended and restated certificate of incorporation, and our amended and restated by-laws, as may be amended from time to time, and under Delaware law.

RATIFICATION OF APPOINTMENT OF BDO USA, LLP

(PROPOSAL NO. 5)

Background

The Audit Committee has selected BDO USA, LLP (“BDO USA”) as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending June 30, 2023. The Board of Directors is submitting the appointment of BDO USA to the stockholders for ratification as a matter of good corporate practice.

BDO USA has been engaged as the Company’s independent auditor since January 18, 2011. They have performed the Company’s annual audit of its financial statements for each fiscal year beginning with the fiscal year ended June 30, 2011.

Representatives of BDO USA are expected to attend the Annual Meeting. The BDO USA representatives will have an opportunity to make a statement at the meeting and are expected to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table represents aggregate fees for services provided to us in the fiscal years ended June 30, 2022 and 2021 by BDO USA, our current independent registered public accounting firm:

	Fiscal Year Ended June 30,
	2022	2021
Audit Fees (1)	$469,400	$256,300
Audit-Related Fees (2)	—	—
Tax Fees (3)	24,400	33,200
All Other Fees (2)	—	—
Total Fees	$493,800	$289,500

(1)
"Audit Fees" relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings, including providing consents for inclusion of their opinion in registration statements filed with the Securities and Exchange Commission, and comfort letters in connection with sales of securities.
(2)
BDO USA did not bill us for any "Audit-Related Fees" or "All Other Fees" during the fiscal years ended June 30, 2022 and 2021.
(3)
"Tax Fees" consist of fees for professional services related to tax compliance and advice.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedure for pre-approving all audit and non-audit services to be performed by our independent auditors. The policy requires pre-approval of all services rendered by our independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case-by-case basis.

VOTE REQUIRED

The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023 will require approval by the majority of the votes cast by the holders of the shares of our common stock voting in person or by proxy at the Annual Meeting. Stockholders may vote either for or against or abstain from voting on the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit

Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our stockholders’ best interest.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF BDO USA, LLP TO ACT AS MEI PHARMA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2023.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of MEI Pharma has furnished the following report on its activities during the fiscal year ended June 30, 2022. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that MEI Pharma specifically incorporates it by reference into any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of our financial statements. For the fiscal year ended June 30, 2022, the members of the Audit Committee were Mr. Driscoll (Committee Chair), Mr. Baltic, Dr. Glover and Ms. Cohen, each of whom is an independent director as defined by the applicable Nasdaq and SEC rules. The Audit Committee met seven times during the fiscal year ended June 30, 2022.

In fulfilling its responsibilities, the Audit Committee appointed independent auditors BDO USA for the fiscal year ended June 30, 2022. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management MEI Pharma’s audited financial statements and the adequacy of its internal controls. The Audit Committee met with the independent auditors, without management present, to discuss the results of our independent auditor’s audits, their evaluations of MEI Pharma’s internal controls and the overall quality of MEI Pharma’s financial reporting.

Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its practice of recommending that the Board of Directors ask the stockholders, at their annual meeting, to ratify their appointment of the independent auditors for the fiscal year ending June 30, 2023.

The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 - Communications with Audit Committees. MEI Pharma’s independent auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditor the independent auditor’s independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2022, for filing with the SEC.

Mr. Frederick W. Driscoll

Mr. Charles V. Baltic III

Ms. Cheryl L. Cohen

Dr. Nicholas R. Glover

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no related party transactions required to be disclosed pursuant to Item 404 of the Regulation S-K during the three years ended June 30, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OF MEI PHARMA

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of October 13, 2022 (except as otherwise indicated below) by (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our officers and directors, and (iii) our officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or restricted stock units, exercisable or convertible on or within sixty (60) days of October 13, 2022, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership described below is based on 133,260,865 shares of common stock outstanding, plus adjustments to the number of shares of common stock outstanding as described above, as of October 13, 2022.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
MPM Oncology Impact Management LP (1)	10,137,859	7.61%
Growth Equity Opportunities Fund V, LLC (2)	8,533,073	6.40%
Wasatch Advisors, Inc. (3)	9,342,310	7.01%
BlackRock, Inc. (4)	6,987,676	5.24%
Daniel P. Gold (5)	3,422,290	2.51%
Brian G. Drazba (6)	873,749	*
David M. Urso (7)	1,615,427	1.20%
Richard G. Ghalie (8)	740,697	*
Christine A. White (9)	331,458	*
Frederick W. Driscoll (10)	287,291	*
Cheryl L. Cohen (11)	164,236	*
Charles V. Baltic III (12)	346,058	*
Thomas C. Reynolds (13)	326,458	*
Nicholas R. Glover (14)	316,458	*
Sujay R. Kango (15)	78,820	*
Tamar D. Howson (16)	196,458	*
All Current Directors and Executive Officers as a Group (12 People)		6.16%

* Less than 1%

(1) Based upon information contained in Amendment No. 1 to the Statement on Schedule 13G filed by the stockholder on February 16, 2021 as supplemented by the Report on Form 13F filed by MPM Oncology Impact Management LP on August 12, 2020. Shares beneficially owned include 10,137,859 shares of common stock held directly by UBS Oncology Impact Fund L.P. (“UBS”). Oncology Impact Fund (Cayman) Management, L.P. (“OIF Cayman”), as the general partner of UBS, MPM Oncology Impact Management, LP (“MPM LP”) , as the general partner of OIF Cayman, and MPM Oncology Impact Management GP LLC (“MPM GP”), as the general partner of MPM LP, may be deemed to indirectly beneficially own the securities held by UBS. Ansbert Gadicke is the sole member of MPM GP. However, all voting and investment decisions are made by an investment committee comprised of three or more members, including Ansbert Gadicke. Each member of the investment committee expressly disclaims beneficial ownership of the reported securities. The principal address of UBS is c/o MPM Capital LLC, 450 Kendall Street, Cambridge, MA 02142.

(2) Based upon information contained in Amendment No. 1 to the Statement on Schedule 13D filed by the stockholder on December 30, 2019, shares beneficially owned consists of 8,533,073 shares of common stock held directly. The shares and are held of record by Growth Equity Opportunities Fund V, LLC. New Enterprise Associates 16, L.P. (“NEA 16”) is the sole member of GEO, NEA Partners 16, L.P. (“NEA Partners 16”), is the sole general partner of NEA 16 and NEA 16 GP, LLC (“NEA 16 LLC” and, together with NEA Partners 16, the “Control Entities”), is the sole general partner of NEA Partners. Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Mohamad H. Makhzoumi, Joshua Makower, David M. Mott, Chetan Puttagunta, Jon M. Sakoda, Scott D. Sandell, Peter W. Sonsini and Ravi Viswanathan (together, the “Managers”) are the Managers of NEA 16 LLC. Each of the Control Entities and the Managers may be deemed to have beneficial ownership of the shares and warrants held of record by GEO. The principal address is c/o New Enterprise Associates, 1954 Greenspring Drive, Timonium, MD 21093.

(3) Based upon information contained in the Statement on Schedule 13G filed by the stockholder on February 11, 2022, shares beneficially owned consists of 9,342,310 shares of common stock held directly. The shares are held of record by Wasatch Advisors, Inc. and certain of its subsidiaries. The principal address is Wasatch Advisors, Inc., 505 Wakara Way, Salt Lake City, UT 84108.

(4) Based upon information contained in the Statement on Schedule 13G filed by the stockholder on February 2, 2021, shares beneficially owned consists of 6,987,676 shares of common stock held directly. The shares are held of record by BlackRock, Inc. and certain of its subsidiaries. The principal address is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(5) Includes 3,004,978 shares issuable to Dr. Gold upon the exercise of stock options that are exercisable within 60 days of October 13, 2022 and 417,312 shares of common stock. Dr. Gold exercises sole voting and investment control with respect to the shares. Dr. Gold’s business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(6) Includes 836,249 shares issuable to Mr. Drazba upon the exercise of stock options that are exercisable within 60 days of October 13, 2022 and 37,500 shares of common stock. Mr. Drazba exercises sole voting and investment control with respect to the shares. Mr. Drazba’s business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(7) Includes 1,566,146 shares issuable to Mr. Urso upon the exercise of stock options that are exercisable within 60 days of October 13, 2022 and 49,281 shares of common stock. Mr. Urso exercises sole voting and investment control with respect to the shares. Mr. Urso’s business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(8) Includes 711,770 shares issuable to Dr. Ghalie upon the exercise of stock options that are exercisable within 60 days of October 13, 2022 and 28,927 shares of common stock. Dr. Ghalie exercises sole voting and investment control with respect to the shares. Dr. Ghalie’s business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(9) Includes 316,458 shares issuable to Dr. White upon the exercise of stock options that are exercisable within 60 days of October 13, 2022 and 15,000 shares of common stock. Dr. White exercised sole voting and investment control with respect to the shares. Dr. White’s business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(10) Includes 249,791 shares issuable to Mr. Driscoll upon the exercise of stock options that are exercisable within 60 days of October 13, 2022 and 37,500 shares of common stock. Mr. Driscoll exercises sole voting and investment control with respect to the shares. Mr. Driscoll’s business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(11) Includes 164,236 shares issuable to Ms. Cohen upon the exercise of stock options that are exercisable within 60 days of October 13, 2022. Ms. Cohen’s business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(12) Includes 316,458 shares issuable to Mr. Baltic upon the exercise of stock options that are exercisable within 60 days of October 13, 2022, as well as 29,600 shares of common stock. Mr. Baltic exercises direct voting and investment control with respect to 24,250 shares of common stock and indirect voting and investment control with respect to 5,350 shares of common stock. Mr. Baltic’s business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(13) Includes 316,458 shares issuable to Dr. Reynolds upon the exercise of stock options that are exercisable within 60 days of October 13, 2022 and 10,000 shares of common stock. Dr. Reynolds exercises sole voting and investment control with respect to the shares. Dr. Reynolds’ business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(14) Includes 316,458 shares issuable to Dr. Glover upon the exercise of stock options that are exercisable within 60 days of October 13, 2022. Dr. Glover’s business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(15) Includes 78,820 shares issuable to Mr. Kango upon exercise of stock options that are exercisable within 60 days of October 13, 2022. Mr. Kango's business address is c/o MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130.

(16) Includes 196,458 shares issuable to Ms. Howson upon exercise of stock options that are exercisable within 60 days of October 13, 2022. Ms. Howson’s business address is c/o MEI Pharma, Inc. 11455 El Camino Real, Suite 250, San Diego, California, 92130.

WHERE YOU CAN FIND MORE INFORMATION

MEI Pharma files annual, quarterly and current reports, proxy statements and other information with the SEC. MEI Pharma’s SEC filings are available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

If you would like to request documents from MEI Pharma, please send a request in writing or by telephone at the following address:

MEI Pharma, Inc.

11455 El Camino Real, Suite 250

San Diego, CA 92130

(858) 369-7100

Attn: Investor Relations

You should rely only on the information contained in this document to vote your shares at the Annual Meeting. MEI Pharma has not authorized anyone to provide you with information that differs from that contained in this document. This document is dated October 27, 2022. You should not assume that the information contained in this document is accurate as of any date other than that date.

Information on MEI Pharma’s Website

Information on any MEI Pharma’s website is not part of this document, and you should not rely on that information in deciding whether to approve any of the proposals described in this document unless that information is also in this document.

OTHER MATTERS FOR STOCKHOLDERS

Stockholder Proposals

Stockholders who intend to present proposals at the Company’s fiscal 2024 annual meeting of stockholders under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company no later than June 30, 2023. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s fiscal 2024 proxy materials. Notwithstanding the foregoing, in the event the date of annual meeting for fiscal 2024 is changed by more than 30 days from the date of the Annual Meeting for fiscal 2023, all stockholder proposals must be submitted a reasonable time before a solicitation is made.

In accordance with our bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the fiscal 2024 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our fiscal 2024 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than August 8, 2023 and no later than September 7, 2023, unless we change the date of our fiscal 2024 annual meeting more than 30 days before or more than 60 days after December 6, 2023, in which case stockholder proposals must be received by us no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting.

Communication with the MEI Pharma Board of Directors

MEI Pharma’s stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of MEI Pharma, Inc., Attn: Secretary, 11455 El Camino Real, Suite 250, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on MEI Pharma’s website.

Householding of Proxy Materials for MEI Pharma Stockholders

This year, a number of brokers with account holders who are MEI Pharma stockholders will be “householding” MEI Pharma’s proxy materials. A single copy of this Proxy Statement will be delivered to multiple MEI Pharma stockholders sharing an address unless contrary instructions have been received from the affected MEI Pharma stockholders. This process potentially means extra convenience for stockholders and cost savings for the Company. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you notify your broker or MEI Pharma that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, MEI Pharma, Inc., 11455 El Camino Real, Suite 250, San Diego, California, 92130, or (3) contact MEI Pharma’s Chief Financial Officer, Brian G. Drazba, at: (858) 369-7100. Upon a written or oral request to the address or telephone number above, MEI Pharma will promptly deliver a separate copy of the annual report and proxy statement to a MEI Pharma stockholder at a shared address to which a single copy of the proxy statements was delivered. MEI Pharma stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annex A

MEI PHARMA, INC.

AMENDED AND RESTATED

2008 STOCK OMNIBUS EQUITY COMPENSATION PLAN

Section 1. Purpose

The Plan authorizes the Compensation Committee to provide Advisors, Employees and Non-Employee Directors that are providing services to the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates, with Grants. The Company believes that this incentive program will cause those Advisors, Employees and Non-Employee Directors to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating Advisors, Employees and Non-Employee Directors of outstanding ability.

The Plan was originally effective as of December 9, 2008 upon approval by the stockholders of the Company. The Plan has been amended and restated several times since its original effective date, most recently as of ~~November 29~~ December 16, 20~~18~~20. This amendment and restatement of the Plan is effective as of the Restatement Effective Date, subject to approval by the Company’s stockholders; provided, however, that if this amendment and restatement is not so approved, the prior version of the Plan (as in effect immediately prior to the Board’s approval of this amendment and restatement) shall continue to operate according to its terms.

Section 2. Definitions

Capitalized terms used herein shall have the meanings set forth in this Section.

(a) “Advisor” shall mean advisors who render bona fide services to the Company or its subsidiaries where the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) “Affiliate” shall mean any Person which is included as a member with the Company in a controlled group of corporations, within the meaning of Code section 414(b), or which is a trade or business (whether or not incorporated) included with the Company in a group of trades or business under common control, within the meaning of Code section 414(c);provided, however, that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code sections1563(a)(1), (2) and (3), and in applying Treas. Reg. section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. section 1.414(c)-2.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall have the meaning ascribed thereto in any effective employment or service agreement between the Company and the Grantee, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean a finding by the Compensation Committee, in its sole and absolute discretion, that the Grantee has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the directives of the Company,(iv) materially violated any policy of the Company, or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(e) “Change in Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule

13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to Code section 409A and the Grant provides for payment upon a Change in Control, then, for purposes of such payment provisions, no Change in Control shall be deemed to have occurred upon an event described in items (i) and (ii) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code section 409A.

(f) “Code” shall mean the Internal Revenue Code of 1986,as amended and the regulations promulgated thereunder.

(g) “Company” shall mean MEI Pharma, Inc., a corporation organized under the laws of the State of Delaware.

(h) “Compensation Committee” shall mean the members of the Board appointed by the Board to serve as the Compensation Committee with responsibility for the administration of the Plan, or if no such members of the Board are appointed, then the Compensation Committee shall consist of all of the members of the Board. In any case, the Board shall approve and administer all grants made to Non-Employee Directors. The members of the Board appointed to serve as the Compensation Committee, if applicable, should consist of two or more Persons who are “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Compensation Committee” shall be deemed to refer to the Board or such subcommittee.

(i) “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of Code section22(e)(3) or as otherwise determined by the Compensation Committee.

(j) “Employee” shall mean any individual that is providing, or has agreed to provide, services to the Company or an Affiliate of the Company as an employee.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Exercise Price” shall mean the purchase price of a Share subject to an Option, which shall not be less than the Fair Market Value of a Share as of the date an Option is granted.

(m) “Fair Market Value” of a Share on any given date, unless the Compensation Committee determines otherwise with respect to a particular Grant, shall mean (i) if the principal trading market for the Shares is a national securities exchange, the last reported sale price during regular trading hours thereof of a Share on the relevant date or (if there were no trades on that date) the last reported sales price during regular trading hours on the latest preceding date upon which a sale was reported,(ii) if the Shares are not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of a Share during regular trading hours on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Shares are not publicly traded or, if publicly traded, are not so reported, the Fair Market Value per share shall be as determined by the Compensation Committee pursuant to any reasonable valuation method authorized under the Code.

(n) “Full Value Award” shall mean a Grant other than an Option or SAR, and which is settled in Shares.

(o) “Grant” shall mean a grant of Options, SARs, Stock Awards, Stock Units or Other Stock-Based Awards under the Plan.

(p) “Grant Letter” shall mean a letter, certificate or other agreement accepted by the Grantee (which may also bein electronic form), evidencing the making of a Grant hereunder and containing such terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall approve.

(q) “Grantee” shall mean an Advisor, Employee or Non-Employee Director made a Grant under the Plan.

(r) “ISO” shall mean any Option or portion thereof that meets the requirements of an incentive stock option under Code section 422 and that is designated by the Compensation Committee to be an ISO.

(s) “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(t) “Nonqualified Option” shall mean any Option or portion thereof that is not an ISO.

(u) “Options” shall refer to options issued under and subject to the Plan.

(v) “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Shares (other than those described in Sections 5, 6, 7 and 8 of the Plan),as described in Section 9.

(w) “Performance Goals” shall mean objectively determinable performance goals that may be based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, shareholder return, return on equity, grow thin assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; year-end cash; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s); clinical achievements (including initiating clinical studies, initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies, completing phases of a clinical study (including the treatment phase), or announcing or presenting preliminary or final data from clinical studies, in each case, whether on particular timelines or generally); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors);co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); debt level year-end cash position; competitive market metrics; timely completion of new product roll-outs; sales or licenses of the Company’s assets (including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions); royalty income; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, acquisitions and divestitures, or such other criteria as the Compensation Committee determines. The business criteria may relate to the performance of the Company, or the performance of a parent company, a subsidiary, division, business segment or business unit of the Company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons or any of the indicators of performance relative to performance of other companies, or any combination of the foregoing. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. The Compensation Committee may provide for exclusion of the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (A) restructurings, discontinued operations, and other unusual, infrequently occurring or non-recurring charges, (B) an event either not directly related to the operations of the Company, Company subsidiary, division, business segment or business unit or not within the reasonable control of management, or (C) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

(x) “Person” shall mean an individual, partnership, corporation, limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof)or any other entity of any kind.

(y)“Plan” shall mean this Amended and Restated MEI Pharma, Inc. 2008 Omnibus Equity Compensation Plan as set forth herein and as amended from time to time.

(z) “Restatement Effective Date” shall mean December ~~16~~6, 20~~20~~22, provided that this amendment and restatement of the Plan is approved by the

Company’s stockholders on such date.

(aa) “SAR” shall mean a stock appreciation right with respect to a Share.

(bb) “Share” shall mean a share of common stock of the Company.

(cc) “Stock Award” shall mean an award of Shares, with or without restrictions.

(dd) “Stock Unit” shall mean a unit that represents a hypothetical Share.

(ee) “Substitute Awards” shall mean Grants made or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Company subsidiary or with which the Company or any subsidiary combines.

Section 3. Shares Available under the Plan

(a) Shares Authorized. Subject to adjustments as provided in Sections 3(b) and 12 below, as of the Restatement Effective Date, the maximum aggregate number of Shares which may be issued pursuant to all Grants made on or after the Restatement Effective Date is 8,000,000 Shares. In addition, the Shares that remained available for Grants under the Plan as of the Restatement Effective Date, plus any Shares subject to outstanding Grants under the Plan that are forfeited, expire, or are settled in cash after the Restatement Effective Date, shall be available for issuance under this Plan. ~~(i) 16,362,150 Shares, less (ii) one Share for every one Share that was subject to an Option or SAR granted after June 30, 2020 and 1.25 Shares for every one Share that was subject to a Full Value Award granted after June 30, 2020, shall be authorized for Grants made under the Plan.~~ Shares subject to Grants made under the Plan prior to the Restatement Effective Date will be issued from the Share reserve authorized under the Plan prior to the Restatement Effective Date. A maximum of 10,000,000 Shares may be subject to ISOs granted under the Plan. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

(b) Share Counting.

(i) For each Share that is subject to an Option or SAR, ~~granted after June 30, 2020~~ the Share limit referred above in Section3(a) shall be reduced by one Share for every one Share that was subject to an Option or SAR and for each Share that is subject to a Full Value Award ~~granted after June 30, 2020~~, the Share limit shall be reduced by 1.25 Shares for every one Share that was subject to a Full Value Award.

(ii) If any Shares subject to a Grant are forfeited, a Grant expires or a Grant is settled for cash (in whole or in part), then the Shares subject to such Grant shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Grants under the Plan, subject to the mechanism set forth in Section 3(b)(iv). The term “Grant” as used in this Section 3(b)(ii) shall include Grants made under the Plan prior to the Restatement Effective Date.

(iii) Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares that may be subject to Grants under the Plan (including Grants made under the Plan prior to the Restatement Effective Date): (A) Shares tendered by the Grantee or withheld by the Company in payment of the Exercise Price of an Option,(B) Shares tendered by the Grantee or withheld by the Company to satisfy any tax withholding obligation with respect to Grants, (C) Shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof, and (D) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(iv) Any Shares that again become available for Grants under the Plan pursuant to this Section 3 shall be added as (A) one Share for every one Share subject to Options or SARs granted under the Plan, and (B) as 1.25 Shares for every one Share subject to Full Value Awards granted under the Plan.

(c) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the limitations on grants to a

Grantee under Section3(e), nor shall Shares subject to a Substitute Award be added to the Shares available for issuance or transfer under the Plan as provided in Sections 3(a) and (b) above. Additionally, in the event that a company acquired by the Company or any Company subsidiary or with which the Company or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Grants under the Plan and shall not reduce the Shares authorized for Grants under the Plan (and

Shares subject to such Grants shall not be added to the Shares available for Grants under the Plan as provided in Sections 3(a) and

(b) above); provided that Grants using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or directors prior to such acquisition or combination.

(d) Individual Limits on Grants to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, including but not limited to Section 3(e) below, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Grants granted to any Non-Employee Director during any single calendar year for services provided as a

Non-Employee Director, plus the sum of all cash payments paid or payable to such director for services provided as a Non-Employee Director during such year (including but not limited to annual retainer and similar fees) shall not exceed $400,000. For the avoidance of doubt, compensation shall be counted towards this limit for the year in which it is earned, and not a later year in the event it is deferred.

(e) Individual Limits on Grants to Advisors and Employees. Subject to adjustment as provided in Section 12, no Advisor or Employee may be awarded Grants during any calendar year with respect to more than 4,000,000 Shares. The limitation in this Section3(e) shall be multiplied by two with respect to Grants made to an Employee during the first calendar year in which the Employee commences employment or service with the Company and its subsidiaries. If a Grant is cancelled, the cancelled Grant shall continue to be counted toward the applicable limitation in this Section 3(e).

Section 4. Administration of the Plan

(a) Authority of the Compensation Committee. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select the Advisors, Employees and Non-Employee Directors to whom Grants may be made;

(ii) to determine the number of Shares subject to each such Grant;

(iii) to determine the terms and conditions of any Grant made under the Plan;

(iv) to determine whether to accelerate the exercisability of any or all applicable outstanding Grants at any time for any reason;

(v) to determine the restrictions or conditions related to the delivery, holding and disposition of Shares acquired pursuant to a Grant;

(vi) to prescribe the form of each Grant Letter;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Compensation Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Grant, Grant Letter or other instrument hereunder; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Compensation Committee may deem necessary or advisable for the administration of the Plan.

All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Compensation Committee shall be final and binding on the Grantee, his or her beneficiaries and any other Person having or claiming an interest under such Grant.

(b) Manner of Exercise of Compensation Committee Authority. Any action of the Compensation Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, Grantees, or any Person claiming any rights under the Plan from or through any Grantee, except to the extent the Compensation Committee may subsequently modify, or take further action not inconsistent with, its prior action. If not specified in the Plan, the time at which the Compensation Committee must or may make any determination shall be determined by the Compensation Committee, and any such determination may thereafter be modified by the Compensation Committee. The express grant of any specific power to the Compensation Committee, and the taking of any action by the Compensation Committee, shall not be construed as limiting any power or authority of the Compensation Committee. The Compensation Committee may delegate to officers or managers of the Company or any Affiliate of the Company the authority, subject to such terms as the Compensation Committee shall determine, to perform such functions as the Compensation Committee may determine, to the extent permitted under applicable law.

(c) Limitation of Liability. Each member of the Compensation Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Compensation Committee, nor any officer or employee of the Company acting on behalf of the Compensation Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Compensation Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

Section 5. Options

The Compensation Committee may grant Options to an Employee, Advisor or member of the Board upon such terms as the Compensation

Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares. The Compensation Committee shall determine the number of Shares that will be subject to each Grant of Options to an

Employee, Advisor or member of the Board.

(b) Type of Option and Price.

(i) The Compensation Committee may grant ISOs or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. ISOs may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in Code section424. Nonqualified Options may be granted to Employees, Advisors or members of the Board.

(ii) The Exercise Price of Shares subject to an Option shall be determined by the Compensation Committee and may be equal to or greater than the Fair Market Value of a Share on the date the Option is granted. However, an ISO may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in Code section 424, unless the Exercise Price per Share is not less than 110% of the Fair Market Value of a Share on the date of grant.

(iii) Each ISO shall provide that, if the aggregate Fair Market Value of the Shares on the date of the grant with respect to which ISOs are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary of the Company, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Option.

(c) Option Term. The Compensation Committee shall determine the term of each Option. Notwithstanding the foregoing, the term of any Option shall not exceed ten years from the date of grant.

(d) Option Termination. Except as provided below, an Option may only be exercised while the Grantee is employed or engaged by the Company or any Affiliate as an Advisor, Employee or member of the Board. Unless otherwise determined by the Compensation Committee and set forth in a Grant Letter, Options shall terminate on the earliest of:

(i) the date on which the Grantee is no longer employed or engaged by the Company and any Affiliate on account of the Grantee’s termination for Cause. In addition, notwithstanding any other provisions of this Section5, if the Compensation Committee determines that the Grantee has engaged in conduct that constitutes Cause at anytime while the Grantee is employed or engaged by the Company and any Affiliate or after the Grantee’s termination of employment or engagement, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such Shares. Upon any exercise of an Option, the Company may withhold delivery of Share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture;

(ii) the 91st day following the date the Grantee is no longer employed or engaged by the Company and any Affiliate for any reason other than Cause, death, or Disability; provided, however, that in all cases the portion of any Option that is not vested on the date of termination of employment or engagement shall terminate immediately upon such termination;

(iii) the first anniversary of the date the Grantee’s employment or engagement by the Company and any Affiliate terminates on account of the Grantee’s death or Disability; provided, however, that the portion of any Option that is not vested on the date of such termination of employment or engagement shall terminate immediately upon such termination;

(iv) the tenth anniversary of the date of grant as set forth in the Grant Letter; and

(v) cancellation, termination or expiration of the Options pursuant to action taken by the Compensation Committee in accordance with Section 12.

Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an ISO) (i)the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement, to the extent permitted under Code section409A.

For purposes of the Plan, employment or engagement by the Company and any Affiliate shall mean employment or service as an Employee, Advisor or member of the Board(so that, for purposes of exercising Options, a Grantee shall not be considered to have terminated his employment or engagement until the Grantee ceases to be an Employee, Advisor and member of the Board),unless the Compensation Committee determines otherwise.

(e) Exercise of Options. Only the vested portion of any Option may be exercised. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Compensation Committee (i) in cash, (ii) unless the Compensation Committee determines otherwise, by delivering Shares owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Compensation Committee) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Compensation Committee may approve. In addition, in the event the Compensation Committee so determines, to the extent an Option is at the time exercisable for vested shares of Company Stock, all or any part of that vested portion may be surrendered to the Company for an appreciation distribution payable in Shares with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the Shares subject to the surrendered portion exceeds the aggregate Exercise Price payable for those Shares. Shares used to exercise an Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the Shares to be issued or transferred pursuant to the Option, and any applicable withholding taxes, must be received by the Company by the time specified by the Compensation Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such Shares.

Notwithstanding the foregoing, a Grant Letter may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the Exercise Price per Share, the Grantee has not exercised the Option(or a tandem SAR, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Grantee on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Grantee the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total Exercise Price and applicable withholding taxes; provided, however, any fractional Share shall be settled in cash.

(f) Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Compensation Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

Section 6. Stock Awards

The Compensation Committee may issue or transfer Shares to an Employee, Advisor or member of the Board under a Stock Award, upon such terms as the Compensation Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a) General Requirements. Shares issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Compensation Committee. The Compensation Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Compensation Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific Performance Goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Letter as the “Restriction Period.”

(b) Number of Shares. The Compensation Committee shall determine the number of Shares to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such Shares.

(c) Requirement of Employment or Service. If the Grantee is no longer employed or engaged by the Company or any Affiliate during a period designated in the Grant Letter as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all Shares covered by the Grant as to which the restrictions have not lapsed, and those Shares must be immediately returned to the Company. The Compensation Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Shares of a Stock Award except under Section 13(b) below. Unless otherwise determined by the Compensation Committee, the Company will retain possession of certificates for Shares of Stock Awards until all restrictions on such Shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Compensation Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such Shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Compensation Committee determines otherwise, during the Restriction Period, the

Grantee shall have the right to vote Shares of Stock Awards and to receive any dividends or other distributions paid on such Shares, subject to any restrictions deemed appropriate by the Compensation Committee, including, without limitation, the achievement of specific Performance Goals. Notwithstanding the provisions of this Section, any cash dividends, stock and any other property(other than cash) distributed as a dividend or otherwise with respect to any unvested Stock Award shall either(i) not be paid or credited or (ii) be accumulated and subject to restrictions and risk of forfeiture to the same extent as the Shares underlying the Stock Award with respect to which such cash, stock or other property has been distributed and shall not be paid unless and until the time such restrictions and risk of forfeiture lapse.

(f) Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Compensation Committee. The Compensation Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 7. Stock Units

The Compensation Committee may grant Stock Units, each of which shall represent one hypothetical Share, to an Employee, Advisor or member of the Board, upon such terms and conditions as the Compensation Committee deems appropriate. The following provisions are applicable to Stock Units:

(a) Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive a Share or an amount of cash based on the value of a Share, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Compensation Committee may grant Stock Units that are payable if specified Performance Goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Compensation Committee. The Compensation Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Requirement of Employment or Service. If the Grantee is no longer employed or engaged by the Company or any Affiliate prior to the vesting of Stock Units, or if other conditions established by the Compensation Committee are not met, the Grantee’s Stock Units shall be forfeited. The Compensation Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Shares or any combination of the foregoing, as the Compensation Committee shall determine.

Section 8. Stock Appreciation Rights

The following provisions are applicable to SARs:

(a) General Requirements. The Compensation Committee may grant SARs to an Employee, Advisor or member of the Board separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an ISO, SARs may be granted only at the time of the grant of the ISO. The Compensation Committee shall establish the base amount of the SAR at the time the SAR is granted, which shall be equal to or greater than the Fair Market Value of a Share as of the date of grant of the SAR. The base amount of each SAR shall be equal to the per Share Exercise Price of the related Option, provided such Exercise Price is equal to or greater than the Fair Market Value of a Share as of the date of grant of the SAR or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a Share as of the date of grant of the SAR. No SAR shall have a term that is greater than ten years.

Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (x) the exercise of the SAR is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement, to the extent permitted under Code section 409A.

(b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of Shares that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Shares covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Shares.

(c) Exercisability. A SAR shall be exercisable during the period specified by the Compensation Committee in the Grant Letter and shall be subject to such vesting and other restrictions as may be specified in the Grant Letter. SARs may only be exercised while the Grantee is employed or engaged by the Company or Affiliate or during the applicable period after termination of employment or engagement as described in Section 5(c) above. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

A Grant Letter may provide that if on the last day of the term of a SAR the Fair Market Value of one Share exceeds the base amount per Share of the SAR, the Grantee has not exercised the SAR or the tandem Option (if applicable), and the SAR has not otherwise expired, the SAR shall be deemed to have been exercised by the Grantee on such day. In such event, the Company shall make payment to the Grantee in accordance with this Section, reduced by the number of Shares(or cash) for applicable withholding taxes; any fractional Share shall be settled in cash.

(d) Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Compensation Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(e) Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Share on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a) above.

(f) Form of Payment. The appreciation in a SAR shall be paid in Shares, cash or any combination of the foregoing, as the Compensation Committee shall determine. For purposes of calculating the number of Shares to be received, Shares shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 9. Other Stock-Based Awards

The Compensation Committee may grant Other Stock-Based Awards to any Employee, Advisor or member of the Board, on such terms and conditions as the Compensation Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of Performance Goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Compensation Committee shall determine.

Section 10. Dividend Equivalents

The Compensation Committee may grant Dividend Equivalents in connection Stock Units or Other Stock-Based Awards. No Dividend Equivalents or dividends may be granted in connection with Options or SARs. Dividend Equivalents may be accrued as contingent cash obligations and may be payable in cash or Shares, and upon such terms as the Compensation Committee may establish, including, without limitation, the achievement of specific Performance Goals. Notwithstanding the foregoing in this Section10, any Dividend Equivalents granted in connection with unvested Stock Units or Other Stock-Based Awards shall be payable only if and to the extent the underlying Stock Units or Other Stock-Based Awards are payable, as determined by the Compensation Committee.

Section 11. Deferrals

The Compensation Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Stock-Based Awards. If any such deferral election is permitted or required, the Compensation Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of Code section409A.

Section 12. Adjustment Upon Changes in Capitalization.

In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange or issuance of Shares or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property other than a regular cash dividend), liquidation, dissolution, or other similar transactions or events, affects the Shares or the value thereof, then the Compensation Committee shall make such adjustment, in such manner as the Compensation Committee deems appropriate, in order to prevent dilution or enlargement of the rights of Grantees under the Plan, including adjustment in (i) the number and kind of Shares deemed to be available thereafter for Grants under Section 3, (ii) the number and kind of Shares that may be delivered or deliverable in respect of outstanding Grants, and (iii) the price per share or the applicable market value of such Grants. In addition, the Compensation Committee shall make such adjustments as are appropriate in the terms and conditions of, and the criteria included in, Grants (including, without limitation, cancellation of Grants in exchange for the in-the-money value, if any, of the vested portion thereof, cancellation of unvested Grants for no consideration, cancellation of out-of-the-money Grants for no consideration, substitution of Grants using securities of a successor or other entity, acceleration of the time that Grants expire, or adjustment of performance targets) in recognition of unusual or nonrecurring events (including, without limitation, a Change in Control or an event described in the preceding sentence) affecting the Company or any Affiliate of the Company or the financial statements of the Company or any Affiliate of the Company, or in response to changes in applicable laws, regulations or accounting principles. Any adjustments to outstanding Grants shall be consistent with Code section409A or 424, to the extent applicable. Any adjustments determined by the Compensation Committee shall be final, binding and conclusive.

Section 13. Restrictions on Shares.

(a) Restrictions on Issuing Shares. No Shares shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Compensation Committee. The Compensation Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Shares issued or transferred thereunder as the Compensation Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof.

(b) Transfer Restrictions.

(i) Non transferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. No Grant under the Plan and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except(A) by will or by the laws of descent and distribution or

(B) with respect to Grants other than ISOs, pursuant to a domestic relations order. When a Grantee dies, the personal representative or other Person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(ii) Transfer of Nonqualified Stock Options. Notwithstanding (i) above, the Compensation Committee may provide, in a Grant Letter, that a Grantee may transfer Nonqualified Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Compensation Committee may determine; provided that the Grantee receives no consideration for the transfer of the Nonqualified Option and the transferred Nonqualified Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Option immediately before the transfer.

(c) ISO Notice. A Grantee shall notify the Company of any disposition of Shares acquired upon exercise of an ISO if such disposition occurs within one year of the date of such exercise or within two years of the date of grant of such ISO. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made.

(d) Requirements for Issuance or Transfer of Shares. No Shares shall be issued or transferred in connection with any Grant made hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Compensation Committee. The Compensation Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the Shares as the Compensation Committee shall deem necessary or advisable, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Compensation Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 14. Withholding of Taxes.

All Grants made under the Plan shall be subject to applicable federal (including FICA), state, local and foreign tax withholding requirements. The Company may require that the Grantee or other Person receiving or exercising Grants pay to the Company or any Affiliate the amount of any federal, state, local or foreign taxes that the Company or any Affiliate is required to withhold with respect to such Grants, or the Company or any Affiliate may deduct from other wages paid by the Company or any Affiliate the amount of any withholding taxes due with respect to such Grants. If the Compensation Committee deems it appropriate, the Compensation Committee shall be authorized to establish procedures that permit or require a Grantee to satisfy the applicable tax withholding obligation with respect to a Grant by having Shares that are otherwise deliverable in connection with a Grant withheld, subject to such limitations as may be imposed by the Compensation Committee.

Section 15. Consequences of a Change in Control.

The Compensation Committee may provide in a Grant Letter or otherwise terms under which Grants may vest and, as applicable, be exercisable or payable in the event of a Change in Control or in the event of a Grantee’s termination of employment or engagement by the Company and any Affiliate in connection with, upon or within a specified time period after a Change of Control. In addition, in the event of a Change in Control, the Compensation Committee may take one or more of the following actions with respect to any or all outstanding Grants: the Compensation Committee may (i) require that Grantees surrender their outstanding vested Options and SARs in exchange for one or more payments by the Company, in cash or Shares as determined by the Compensation Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Grantee’s unexercised, vested Options and SARs exceeds the Exercise Price of the vested Options or the base amount of the vested SARs, as applicable, (ii) provide for the cancellation of unvested Grants for no consideration, (iii) provide for the cancellation of out-of-the-money Grants for no consideration, (iv) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Compensation Committee deems appropriate, or (v) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change in Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such surrender or termination shall take place as of the date of the Change in Control or such other date as the Compensation Committee may specify (subject to consummation of the Change in Control).

Section 16. General Provisions

(a) Grant Letter. Each Grant shall be evidenced by a Grant Letter. The terms and provisions of such Grant Letters may vary among Grantees and among different Grants made to the same Grantee.

(b) No Right to Employment. The making of a Grant in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s employment relationship with the Company or its Affiliates, or, until Shares are issued, any rights as a stockholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a sale of any Affiliate of the Company that employs or engages a Grantee shall be treated as the termination of such Grantee’s employment or engagement, unless the Grantee shall otherwise continue to provide services to the Company or another subsidiary of the Company as an employee or director.

(c) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Compensation Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(d) No Funding. No Grantee, and no beneficiary or other Persons claiming under or through the Grantee, shall have any right, title or interest by reason of any Option to any particular assets of the Company or Affiliates of the Company, or any Shares allocated or reserved for the purposes of the Plan or subject to any Grant except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.

(e) Governing Law; Jurisdiction. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent the Grantee is a party to an employment agreement with the Company or any of its subsidiaries that provides for binding arbitration of employment disputes, then any disputes between the Company and such Grantee arising under the Plan shall be arbitrated in accordance with the procedures set forth in such employment agreement.

(f) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Shares under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to Persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that ISOs comply with the applicable provisions of Code section422 and that, to the extent applicable, Grants be exempt from or comply with the requirements of Code section 409A. Notwithstanding the foregoing, the Compensation Committee makes no representation that the Grants awarded under the Plan shall be exempt from or comply with Code section409A and makes no undertaking to preclude Code section 409A from applying to Grants awarded under the Plan. To the extent that any legal requirement of section 16 of the Exchange Act or Code sections 422 or 409A asset forth in the Plan ceases to be required under section 16 of the Exchange Act or Code sections422 or 409A, that Plan provision shall cease to apply. To the extent applicable, if on the date of a Grantee’s “separation from service”(as such term is defined under Code section409A), Shares (or shares of any other company required to be aggregated with the Company for purposes of Code section409A and its corresponding regulations) are publicly-traded on an established securities market or otherwise and the Grantee is a “specified employee”(as such term is defined in Code section409A(a)(2)(B)(i) and its corresponding regulations) as determined by the Compensation Committee (or its delegate) in its discretion in accordance with the requirements of Code sections 409A and 416, then all Grants that are deemed to be deferred compensation subject to the requirements of Code section409A and payable within six months following such Grantee’s “separation from service” shall be postponed for a period of six months following the Grantee’s “separation from service” with the Company, to the extent necessary to avoid the imposition of penalty taxes thereunder. The Compensation Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Compensation Committee may, in its sole discretion, agree to limit its authority under this Section

(g) Grants made in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Compensation Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Compensation Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for awards made by such corporation. Notwithstanding anything in the Plan to the contrary, the Compensation Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options at a price necessary to retain for the Grantee the same economic value as the prior options.

(h) Application of Company Clawback Policy. All Grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board or the Compensation Committee; as such policy may be in effect from time to time, and will be subject to recoupment as may be required by applicable law, regulation or listing exchange.

Section 17. Amendment or Termination.

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law (including Rule 16b-3 under the Exchange Act), or to comply with applicable stock exchange requirements; and further provided that the Board may not, without the approval of the Company’s stockholders, to the extent required by such applicable law, amend the Plan to (a)increase the number of Shares that may be the subjectof Grants under the Plan (except for adjustments pursuant to Section 12), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5 and Section8 to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval,(e) increase the maximum permissible term of any Option or the maximum permissible term of a SAR, (f) increase any of the limitations in Section 3, or (g) amend Section 17(b).

(b) No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, and other than pursuant to Section 12, the Compensation Committee shall not without the approval of the Company’s stockholders (a) lower the Exercise Price per Share of an Option(or grant price of a SAR) after it is granted, (b) cancel an Option or SAR in exchange for an Option or SAR with a lower Exercise Price, cash or another Grant (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

(c) Termination of Plan. The Plan shall terminate on [November 28, 2028], unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders; provided, however, in no event may an ISO be granted more than ten years after the date of the adoption of the Plan by the Board.

(d) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Compensation Committee acts under Section16(f) above. The termination of the Plan shall not impair the power and authority of the Compensation Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 16(f) above or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(e) Prior Plan. Any Grants made under the Plan prior to the Restatement Effective Date shall be governed by the terms of the Plan in effect at the time each such Grant was made, including, to the extent applicable, the requirement that the Compensation Committee be composed of “outside directors” as defined under Code section 162(m) and related Treasury Regulations with respect to any action taken after the Restatement Effective Date with respect to Grants made under the Plan before such date and that are intended to meet the requirements of the performance-based compensation exception for purposes of Code section 162(m), unless further amended in accordance with the terms of the Grant and such version of the Plan. For the avoidance of doubt, any Grants made under the Plan on or after the Restatement Effective Date shall be subject to the terms of the Plan in effect on and after the Restatement Effective Date.

Annex B

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF MEI PHARMA, INC.

MEI PHARMA, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST. Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment pursuant to the Section 242 of the General Corporation Law of the State of Delaware, each [•] shares of the Common Stock, issued and outstanding (or held in treasury) immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.0001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. No fractional shares will be issued, and, stockholders otherwise entitled to receive fractional shares shall have no further interest as a stockholder with respect to such fractional shares. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our Common Stock on the Nasdaq Capital Market on the date on which the Effective Time occurs. Each stock certificate or book-entry position that, immediately prior to the Effective Time, representing shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock after the Effective Time into which the shares of Old Common Stock have been reclassified pursuant to this paragraph, until the same shall be surrendered to the Corporation. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common Stock, as the case may be.”

SECOND: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of [•], 2022.

MEI PHARMA, INC.

By:

Name:	Daniel P. Gold
Title:	Chief Executive Officer

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MEI pharma

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Form of Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends that you vote FOR the listed nominee and FOR proposals 2, 3, 4 and 5.

	For	Withhold
01 - Dr. Thomas C. Reynolds	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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The 2022 Annual Meeting of Stockholders of MEI Pharma, Inc. will be held on December 6, 2022 at 9:00 A.M. Pacific Time, virtually via the internet at meetnow.global/MTGT7UU.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — MEI PHARMA, INC.

FORM OF PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING DECEMBER 6, 2022

Please sign, date and return promptly in the enclosed envelope.

The undersigned hereby appoints Daniel P. Gold and Brian G. Drazba, and each of them, as proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, to vote your shares of MEI Pharma, Inc. Common Stock at the Annual Meeting of Stockholders of MEI Pharma, Inc. to be held on December 6, 2022, at 9:00 a.m. (Pacific Time) virtually, and at any adjournments thereof upon matters set forth in the Proxy Statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed on the reverse hereof by the stockholder. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) "FOR" THE LISTED NOMINEE FOR DIRECTOR, (II) "FOR" APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE MEI PHARMA, INC. 2008 STOCK OMNIBUS COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SUBJECT TO AWARDS, (III) VOTE "FOR" AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK BY A RATIO OF ANY WHOLE NUMBER BETWEEN 1-FOR-10 AND 1-FOR-20, AT ANY TIME PRIOR TO JUNE 30, 2023 (IV) VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (Say-on-Pay vote) AND (V) VOTE "FOR" THE RATIFICATION OF BDO USA, LLP TO ACT AS MEI PHARMA'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2023.**

NOTE: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

Each of the foregoing proposals is more fully described in the accompanying proxy statement.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on December 6, 2022. MEI Pharma, Inc.'s Proxy Statement and 2022 Annual Report are available at http://www.edocumentview.com/MEIP.

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